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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

Strategic Education, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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STRATEGIC EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600

Dear Fellow Stockholder:

        You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Strategic Education, Inc. (the "Company"), to be held at 8:00 a.m. (ET) on Tuesday, April 28, 2020, at the Company's headquarters, 2303 Dulles Station Boulevard, Herndon, Virginia, 20171.

        At this year's meeting, you will be asked:

  •
  To elect ten directors from the nominees named in the attached proxy statement;

  •
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm;

  •
  To conduct an advisory vote on the compensation of the named executive officers; and

  •
  To consider any other matters that may properly come before the meeting.

        This booklet includes the formal notice of the meeting and proxy statement. The proxy statement tells you about the agenda, procedures and rules of conduct for the meeting. Importantly, it also describes how your Board of Directors operates, gives information about director candidates, and provides information about the Company, including our compensation practices.

        Your vote is important. We encourage you to cast your vote over the Internet, by telephone, or by completing and returning the enclosed proxy card before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

        We look forward to seeing you at the 2020 Annual Meeting of Stockholders.

Sincerely,
ROBERT S. SILBERMAN Chairman of the Board

March 16, 2020
Attachment: Financial Summary

 FINANCIAL SUMMARY

        While all of our historical financial reports and SEC filings are available online, we know it is also helpful to owners to have basic financial and operating data at hand as they analyze material in the proxy statement. Below is selected financial data for the five years ended December 31, 2019. The financial summary provides key information on revenues, expenses, income, diluted earnings per share, and balance sheet strength, with dollar amounts in thousands, except per share data.(1)

	2015	2016	2017	2018	2019
Revenues(a)	$434,437	$441,088	$454,851	$662,933	$997,137
Expenses(b)	$364,739	$386,829	$398,275	$565,577	$803,015
Income from operations(b)	$69,698	$54,259	$56,576	$97,356	$194,122
Net income(b)	$40,023	$32,337	$34,871	$75,077	$147,281
Diluted earnings per share(b)	$3.73	$2.98	$3.11	$4.75	$6.67
Cash, cash equivalents and marketable securities	$106,889	$129,245	$155,933	$386,531	$491,200
Total assets	$248,434	$298,696	$321,278	$1,661,029	$1,789,408
Long term debt	$—	$—	$—	$—	$—
Total liabilities	$105,578	$110,322	$112,081	$235,805	$326,698
Total stockholders' equity	$142,856	$188,374	$209,197	$1,425,224	$1,462,710

(a)
Amount for 2018 represents a non-GAAP financial measure which is used in evaluating performance targets under our non-equity incentive plan. Please see Item 7 of the Company's 2019 Annual Report on Form 10-K for non-GAAP reconciliations.

(b)
Amounts for 2016-2019 represent non-GAAP financial measures which are used in evaluating performance targets under our non-equity incentive plans. Please see Item 7 of the Company's 2018 Annual Report on Form 10-K for non-GAAP reconciliations of amounts for 2016, and Item 7 of the Company's 2019 Annual Report on Form 10-K for non-GAAP reconciliations of amounts for 2017-2019.

(1)
The information set forth above is unaudited and has been derived from our consolidated financial statements and is qualified by reference to and should be read in conjunction with our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information included in or incorporated by reference in the Company's Annual Report on Form 10-K.

STRATEGIC EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2020 Annual Meeting of Stockholders of Strategic Education, Inc. (the "Company"), will be held at the Company's headquarters, 2303 Dulles Station Boulevard, Herndon, Virginia 20171, on Tuesday, April 28, 2020, at 8:00 a.m. (ET) for the following purposes:

  1.
  To elect ten directors to the Board of Directors from the nominees named in the attached proxy statement to serve for a term of one year or until their respective successors are elected and qualified.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.

  3.
  To conduct an advisory vote on the compensation of the named executive officers.

  4.
  To consider and act upon such other business as may properly come before the meeting.

        THIS NOTICE IS BEING SENT TO COMMON STOCKHOLDERS OF RECORD AS OF FEBRUARY 28, 2020. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO CAST YOUR VOTE OVER THE INTERNET, BY TELEPHONE, OR TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors
Lizette B. Herraiz Secretary

Herndon, Virginia
March 16, 2020

STRATEGIC EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, VA 20171
(703) 561-1600

PROXY STATEMENT
Annual Meeting of Stockholders
April 28, 2020

        This proxy statement is being furnished to holders of the common stock of Strategic Education, Inc. (the "Company"), 2303 Dulles Station Boulevard, Herndon, Virginia 20171, in connection with the solicitation on behalf of the Board of Directors of the Company (the "Board") of proxies to be voted at the 2020 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held at 8:00 a.m. local time on Tuesday, April 28, 2020, at the Company's headquarters, 2303 Dulles Station Boulevard, Herndon, Virginia 20171.

        The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company's common stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Company by mail or by personal interview, telephone and facsimile by directors, officers and other management employees of the Company, who will receive no additional compensation for their services. The Company has also retained Alliance Advisors, LLC to provide proxy solicitation services for a fee of approximately $12,000 plus reimbursement of its out-of-pocket expenses.

        Any stockholder submitting a proxy pursuant to this solicitation may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company at the Company's headquarters at 2303 Dulles Station Blvd., Herndon, Virginia 20171, providing a later dated proxy, or by attending the meeting and voting in person. Attending the Annual Meeting will not automatically revoke a stockholder's prior proxy.

        We began making this proxy statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy card available on or about March 16, 2020 to all stockholders entitled to vote. At the close of business on February 28, 2020, the record date for the Annual Meeting, there were 22,207,394 shares of the Company's common stock outstanding and entitled to vote at the meeting. Only common stockholders of record on February 28, 2020 will be entitled to vote at the meeting, and each share will have one vote.

Voting Information

        At the Annual Meeting votes will be counted by written ballot. A majority of the shares entitled to vote will constitute a quorum for purposes of the Annual Meeting. Under the Company's Bylaws, to be elected at the Annual Meeting, a nominee for election to the Board of Directors (Proposal 1) must receive more votes cast for his or her election than votes cast against his or her election. Ratification of the appointment of the Company's independent registered public accounting firm (Proposal 2), approval of the advisory vote on the compensation of our named executive officers (Proposal 3), and approval of any other business which may properly come before the Annual Meeting, or any adjournments thereof, will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of any matter at the Annual Meeting, including the election of directors. Proposals 2 and 3 are advisory only, and as discussed in more detail below, the voting results are not binding, although the Board of Directors will consider the results of such proposals.

        You may cast your vote over the Internet, by telephone, or by completing and returning the enclosed proxy card. Proxies properly executed and received by the Company prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named director nominees, and in favor of Proposals 2 and 3. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum.

        The Board of Directors has adopted a corporate governance policy concerning the "holdover" of any director not elected by a majority vote in an uncontested election. Any director who fails to receive the requisite majority vote would be required to promptly offer his or her resignation and the Board, following the recommendation of the Nominating and Corporate Governance Committee, would have up to 90 days to decide whether to accept such offer, during which time the director nominee would continue to serve on the Board as a "holdover" director. A copy of this policy is available on our website at www.strategiceducation.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 28, 2020

        The Notice of Annual Meeting, Proxy Statement and Annual Report are available free of charge at http://www.viewproxy.com/StrategicEducation/2020.

 PROPOSAL 1

Election of Directors

        We are requesting that the stockholders elect ten members to the Board of Directors at the Annual Meeting to serve until the 2021 Annual Meeting.

        The Nominating and Corporate Governance Committee (the "Nominating Committee") considers many factors when evaluating candidates for the Board. The most important are true independence, business savvy, a stockholder orientation, and genuine interest in the Company. By true independence we mean the willingness to challenge a forceful, talented CEO and management team even against the backdrop of their excellent track record. Candidates with this trait are both very valuable and hard to find—they are inevitably of the highest character and integrity. Commercial or business savvy is also crucial—the combination of these is critical to ensure independent oversight of management. The Nominating Committee strives for the Board to be comprised of directors with a diversity of experience, expertise, and personal backgrounds. The Nominating Committee considers each prospective director's skills, specialized expertise, level of education, business experience, broad-based business acumen, experience at strategy development and policy-setting, and direct ownership of the Company's shares. The Nominating Committee focuses on the prospective director's understanding that maintaining the high academic quality of the two accredited institutions served by the Company, Strayer University and Capella University, is central to maintaining and growing the Company's value. It is perhaps obvious, though worth noting, that the criteria for service on the Boards of Trustees of Strayer University and Capella University, while sharing some of the same criteria as the Company, are different, and that it is important to have some individuals who can serve on both the Company's Board and a university board effectively. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee.

        In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate's credentials and does not have any specific minimum qualifications that must be met. However, the Nominating Committee does believe that all members of the Board should have the highest character and integrity; a track record of working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. In addition, the Nominating Committee believes that the ability of individual Board members to work constructively together is a key element of Board effectiveness.

        The Nominating Committee will consider recommendations from common stockholders that are submitted in writing to the Company, provided that such common stockholders (i) beneficially own more than 5% of the Company's common stock or (ii) have beneficially owned more than 1% of the Company's common stock for at least one year. Stockholders meeting such criteria may recommend candidates for consideration by the Nominating Committee by writing to Ms. Lizette B. Herraiz, Corporate Secretary, Strategic Education, Inc., 2303 Dulles Station Blvd., Herndon, Virginia 20171, giving the candidate's name, contact information, biographical data and qualifications, as well as any evidence that the stockholder satisfies the criteria set forth above. All such recommendations will be treated confidentially and brought to the attention of the Nominating Committee in a timely fashion. The Nominating Committee does not evaluate candidates differently based on who has made the proposal or recommendation.

        Once it has been determined that a candidate meets the initial Board's criteria, there is a selection process which includes, but is not limited to, background and reference checks and interviews with not only the Nominating Committee but other Board members, executive management and other professionals such as the Company's auditors or outside counsel, as deemed necessary. Stockholders who wish to formally nominate a director for election at an annual meeting of the stockholders of the Company must also comply with the Company's Bylaws regarding stockholder proposals and nominations. See "Stockholder Proposals" contained in this proxy statement.

        The Board of Directors recommends that stockholders vote "For" the nominees listed below. The following table and text presents information as of the date of this proxy statement concerning persons nominated for election as directors of the Company.

Nominees for Directors

Name/Title	Age	Board Committees Following Annual Meeting	Year first elected to Strategic Board
Robert S. Silberman, Executive Chairman	62	—	2001
J. Kevin Gilligan, Vice Chairman	65	—	2018
Robert R. Grusky,(a)(b) Director	62	Nominating	2001
Dr. Charlotte F. Beason,(b) Director	72	Nominating	1996
Rita D. Brogley,(b) Director	54	Compensation	2018
Dr. John T. Casteen, III,(b) Director	76	Nominating/Compensation	2011
H. James Dallas,(b) Director	61	Audit	2018
Nathaniel C. Fick,(b) Director	42	Audit	2016
Karl McDonnell, Chief Executive Officer & Director	54	—	2011
G. Thomas Waite, III,(b) Director	68	Audit/Compensation	1996

(a)
Mr. Grusky is presently serving as the Board's Presiding Independent Director.

(b)
Independent director.

Mr. Robert S. Silberman has been a Director of the Company since March 2001. He was Chairman of the Board from February 2003 to 2013 and Chief Executive Officer from March 2001 to 2013. Mr. Silberman was named Executive Chairman of the Board in 2013. From 1995 to 2000, Mr. Silberman served in a variety of senior management positions at CalEnergy Company, Inc., including as President and Chief Operating Officer. From 1993 to 1995, Mr. Silberman was Assistant to the Chairman and Chief Executive Officer of International Paper Company. From 1989 to 1993, Mr. Silberman served in several senior positions in the U.S. Department of Defense, including as Assistant Secretary of the Army. Since 2014, he has served as a Managing Director of Equity Group Investments. He also serves as Chairman of the Board of Directors of Par Pacific Holdings and as Lead Director of the Board of Covanta Holding Company, and previously served on the Board of 21st Century Fox from 2013 to 2019. He is a member of the Council on Foreign Relations. Mr. Silberman holds a bachelor's degree in history from Dartmouth College and a master's degree in international policy from The Johns Hopkins University.

Mr. Silberman has been a driving force behind the growth of the Company. He leads the Board with a deep appreciation of the Company's history, a focused strategic vision for its future, and a broad understanding of the economic, regulatory, and demographic factors affecting the Company. The Nominating Committee believes that based on his experience and expertise in business management, leadership of large organizations, financial management, public policy, governmental affairs, academic policy, educational leadership, and stewardship of stockholder capital, Mr. Silberman should serve as a director of the Company.

Mr. J. Kevin Gilligan served as the Chief Executive Officer and a member of the Board of Directors of Capella Education Company beginning in March 2009, and was appointed the Chairman of the Board of Capella Education Company in February 2010, positions he held until being appointed as Executive Vice Chairman of the Board of Strategic Education, Inc. on August 1, 2018. Mr. Gilligan resigned as an executive of the Company on August 1, 2019 and continues to serve as Vice Chairman of the Board. Mr. Gilligan is a member of the board of directors for Graco Inc., a publicly held manufacturer and supplier of fluid handling equipment, and from September 2004 until February 2009 was a member of the board for ADC Telecommunications, Inc., a publicly held global supplier of network infrastructure. Mr. Gilligan was previously the Chief Executive Officer of United Subcontractors, Inc., a nationwide construction services company, from 2004 until February 2009. From 2001 to 2004, Mr. Gilligan served as President and Chief Executive Officer of the Automation and Control Solutions Group of Honeywell International, a diversified technology and manufacturing company. From 2000 to 2001, Mr. Gilligan served as President of the Home and Building Control Division of Honeywell International. Mr. Gilligan also served as President of the Solutions and Services Division of Honeywell International from 1997 to 1999 and as Vice President and General Manager of the North American Region of the Home and Building Control Division from 1994 to 1997. Mr. Gilligan holds a bachelor's degree in economics from Boston College. The Nominating Committee believes that given Mr. Gilligan's vast experience as a leader in higher education, and his business and strategic planning expertise, he should serve as a director of the Company.

Mr. Robert R. Grusky is the Founder and has been the Managing Member of Hope Capital Management, LLC, an investment manager, since 2000. He co-founded New Mountain Capital, LLC, a private equity firm, in 2000, was a Principal and Member from 2000 to 2005, and a Senior Advisor from 2005 to 2019, and has served as a member of the Executive Leadership Council since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation. From 1985 to 1997, with the exception of 1990 to 1991 when he was on a leave of absence to serve as a White House Fellow and Assistant for Special Projects to the Secretary of Defense, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co., first in its Mergers & Acquisitions Department and then in its Principal Investment Area. He also serves on the Board of Directors of AutoNation, Inc. Mr. Grusky has served on the Board since 2001, is the Chair of the Nominating Committee, and currently serves as the Presiding Independent Director. He holds a bachelor's degree in history from Union College and a master's degree in business administration from Harvard University. The Nominating Committee believes that Mr. Grusky's owner orientation, understanding of the financial markets and his extensive experience as an investment manager and executive are tremendous assets to the Board and that he should serve as a director of the Company.

Dr. Charlotte F. Beason is a consultant in education and health care administration. She was Executive Director of the Kentucky Board of Nursing from 2005 to 2012. From 2000 to 2003, Dr. Beason was Chair and Vice Chair of the Commission on Collegiate Nursing Education (an autonomous agency accrediting baccalaureate and graduate programs in nursing). From 1988 to 2004, Dr. Beason was with the Department of Veterans Affairs, first as Director of Health Professions Education Service and the Health Professional Scholarship Program, and then as Program Director, Office of Nursing Services. Dr. Beason has served on the Board since 1996 and is a member of the Nominating Committee. She is also Chairwoman of the Strayer University Board of Trustees. Dr. Beason holds a bachelor's degree in nursing from Berea College, a master's degree in psychiatric nursing from Boston University and a doctorate in clinical psychology and public practice from Harvard University. Dr. Beason's record of leadership in education, accreditation, and public administration provides the Board with insight and experience in building and maintaining the quality of Strayer University. The Nominating Committee believes that based on her experience and expertise in academic matters, educational policy, organizational administration, and governmental affairs, Dr. Beason should serve as a director of the Company.

Ms. Rita D. Brogley is an experienced executive and entrepreneur in both early stage and large public companies. From 2016 to 2019 Ms. Brogley was the Head of Global Enterprise Partnerships for Facebook's Messaging Platforms. Prior to that, Ms. Brogley served as President and CEO of MyBuys, a marketing technology company, from 2012 until its merger with Magnetic in 2015. From 2008 to 2011, Ms. Brogley was the CEO of Amadesa, a technology provider of website testing and optimization, and from 2000 to 2002, she served as the President and CEO of Moxi Digital, a digital home software and hardware company. Ms. Brogley served as Director of Business Development and Marketing Europe for Microsoft TV from 1997 to 2000 and was a management consultant with Bain and Company from 1995 to 1997. Ms. Brogley presently serves on the Board of Trinity Health, a healthcare system based out of Michigan. Ms. Brogley served on the Board of Capella Education Company from 2014 until her appointment to the Board of Strategic Education, Inc. on August 1, 2018. She is the Chair of the Compensation Committee. Ms. Brogley holds a bachelor's degree in industrial engineering from Northwestern University and a master's degree in business administration from the Harvard Business School. The Nominating Committee believes that based on her experience as an executive and entrepreneur in both early state and large public companies, and given her vast knowledge of strategy, business development and analytics, Ms. Brogley should serve as a director of the Company.

Dr. John T. Casteen, III is the President Emeritus and University Professor at the University of Virginia, where he teaches courses in literature, cultural history, and public policy. He served as President of the University of Virginia from 1990 through 2010. He was President of the University of Connecticut from 1985 to 1990. From 1982 to 1985, Dr. Casteen served as the Secretary of Education for the Commonwealth of Virginia. Dr. Casteen is on the board of directors of Altria, Inc. Dr. Casteen is also director of a number of charitable and privately-held business entities, including ECHO 360. He has chaired the boards of both the College Entrance Examination Board and the Association of American Universities. Dr. Casteen has been a member of the Board since 2011, and is on the Nominating Committee of the Board. Dr. Casteen holds a bachelor's degree, master's degree and a Ph.D. in English from the University of Virginia, as well as several honorary degrees, including degrees from the Universities of Athens (Greece) and Edinburgh (Scotland) and two community colleges in Virginia. The Nominating Committee believes that based on his experience and expertise in educational leadership, educational policy, academic affairs, and government affairs, Dr. Casteen should serve as a director of the Company.

Mr. H. James Dallas has been an independent consultant since September 2013, focusing on information technology strategy, risk, and change management through James Dallas & Associates. From March 2006 until September 2013, Mr. Dallas was with Medtronic Public Limited Company, a manufacturer of cardiac and other specialized medical devices. He was responsible for various aspects of Medtronic's operations, serving first as Medtronic's Senior Vice President and Chief Information Officer and most recently, from 2008 to 2013, as Senior Vice President, Quality and Operations. Prior to joining Medtronic, Mr. Dallas was with Georgia-Pacific Corporation, a maker of tissue, pulp, paper, packaging, building products and related chemicals, from 1984 to 2006. While at Georgia-Pacific, Mr. Dallas held various roles of increasing responsibility, ending his career with Georgia-Pacific as its Vice President and Chief Information Officer from 2002 to 2006. In addition, Mr. Dallas also serves as a director of the non-profits Grady Memorial Hospital Corporation and the Atlanta Community Food Bank. Prior to joining the Board of Strategic Education on August 1, 2018, on which he serves as a member of the Audit Committee, he served on the Board of Capella Education Company. He also serves on the boards of KeyCorp and Centene Corporation, and formerly served on the board of WellCare Health Plans, Inc. from September 2016 until its acquisition by Centene in January 2020. Mr. Dallas holds a bachelor's degree in accounting from the University of South Carolina-Aiken, and a master's of business administration from Emory University. The Nominating Committee believes that with more than 30 years' experience with information technology, business strategy and risk identification and mitigation, Mr. Dallas should serve as a director of the Company.

Mr. Nathaniel C. Fick leads Elastic NV's information security business as the General Manager of Elastic Security. Previously, he was CEO of Endgame from 2012 through its acquisition by Elastic (NYSE: ESTC) in 2019. He also led Endgame's professional services business through its acquisition by Accenture in 2017. Mr. Fick spent nearly a decade as an operating partner at Bessemer Venture Partners, where he worked with management teams to build durable businesses. Mr. Fick writes and speaks regularly on entrepreneurship, leadership, corporate governance, and technology issues, and his commentary has been featured in the New York Times, Washington Post, Bloomberg, CNBC, NPR and CNN. He was named by Fast Company magazine as one of the "100 Most Creative People in Business" and Endgame was selected by Forbes as one of the "100 Best Cloud Companies in the World." Mr. Fick started his career as a Marine Corps infantry and reconnaissance officer, including combat tours in Afghanistan and Iraq. His book about that experience, One Bullet Away, was a New York Times bestseller, a Washington Post "Best Book of the Year," and one of the Military Times' "Best Military Books of the Decade." Mr. Fick graduated with high honors in Classics from Dartmouth College and holds an MPA from the Harvard Kennedy School and MBA from the Harvard Business School. He serves as a Trustee of Dartmouth, and as a member of the Military and Veterans Advisory Council at JPMorgan Chase & Co. Mr. Fick was elected to the Board in 2016, and serves on the Audit Committee. The Nominating Committee believes that based on his experience and expertise in leadership, cybersecurity, and his educational background, Mr. Fick should serve as a director of the Company.

Mr. Karl McDonnell was named Chief Executive Officer of the Company in May 2013, and served as President and Chief Operating Officer from 2006 to 2013. Prior to joining the Company, Mr. McDonnell served as Chief Operating Officer of InteliStaf Healthcare, Inc., one of the nation's largest privately-held healthcare staffing firms. Prior to his tenure at InteliStaf, he served as Vice President of the Investment Banking Division at Goldman, Sachs & Co. Mr. McDonnell has held senior management positions with several Fortune 100 companies, including The Walt Disney Company. Mr. McDonnell has served on the Board since 2011. Mr. McDonnell holds a bachelor's degree from Virginia Wesleyan College and a master's degree in business administration from Duke University. The Nominating Committee believes that based on his experience and expertise in general management, leadership of large organizations, financial management and human capital development, Mr. McDonnell should serve as a director of the Company.

Mr. G. Thomas Waite, III, now retired, was the Treasurer and Chief Financial Officer of the Humane Society of the United States from 1997 until January, 2020. Prior to that, he served as Controller beginning in 1993. In 1992, Mr. Waite was the Director of Commercial Management of The National Housing Partnership. Mr. Waite has served on the Board since 1996, is Chair of the Audit Committee and a member of the Compensation Committee, and is a former member of the Strayer University Board of Trustees. Mr. Waite holds a bachelor's degree in commerce from the University of Virginia and is a Certified Public Accountant, and a Chartered Global Management Accountant. Mr. Waite is a leader in philanthropy and the non-profit sector, which is the Company's indispensable partner in fulfilling our mission of providing quality education to working adults. His experience as a chief financial officer brings to the Board a seasoned voice in matters of accounting and governance that is a tremendous asset to the Board and the committees on which he serves. The Nominating Committee believes that based on his experience and expertise in financial matters, accounting and audit, and educational management, Mr. Waite should serve as a director of the Company.

Director Compensation

        Director compensation is designed to:

  •
  Align with long-term stockholder interests;

  •
  Ensure the Company can attract and retain outstanding director candidates who meet the criteria outlined in this proxy statement;

  •
  Recognize the time commitments necessary to oversee the Company; and

  •
  Support the independence of thought required of a good director.

        The Nominating Committee reviews non-employee director compensation regularly and the resulting recommendations are presented to the full Board for discussion and approval. Current director compensation is as follows:

  •
  Annual Retainer.  Each eligible director is paid an annual fee of $150,000. Of this amount, at least 50% (or $75,000) of the annual fee must be paid in shares of restricted stock of the Company. Restricted stock is issued to directors on the date of the annual meeting as part of their annual retainer. The restricted shares vest over three years, with one-third of the shares vesting each year on the date of the annual meeting. Directors may choose to receive the remaining 50% of their annual retainer ($75,000) in either restricted stock or in cash, paid in quarterly installments. In the event any director retires or resigns from the Board, the Board of Directors may, in its discretion, waive the remaining vesting period(s) for all or any portion of unvested restricted shares, provided that the departing director has served at least five years on the Board of Directors of the Company.

  •
  Additional Fees.  The Presiding Independent Director receives an additional annual fee of $10,000. Prior to November 5, 2019, the Audit Committee Chair received an additional annual fee of $10,000. On November 5, 2019, the Nominating Committee and full Board approved an increase of the Audit Committee Chair fee to $15,000, and instituted a new additional fee for the Nominating Committee and Compensation Committee Chairs of $10,000 each. Members of the Audit Committee receive an additional annual fee of $5,000. The Board may also approve additional fees for other board-related service.

  •
  Reimbursement of Expenses.  Directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings.

        As described above, a significant portion of director compensation is paid in restricted stock to align director compensation with the long term interests of stockholders. While on the Board, non-employee directors receive the same cash dividends on restricted shares as a holder of common stock should they be declared and paid in the future.

        The following table sets forth compensation for each non-employee director for the fiscal year ended December 31, 2019. Messrs. Silberman and McDonnell do not receive any additional compensation for their service as directors of the Company. Mr. Gilligan did not receive any additional compensation for his service as a director from January 1, 2019 through his resignation as an executive on August 1, 2019, but began receiving compensation for his service as a director thereafter. Information regarding the compensation for Messrs. Silberman, Gilligan and McDonnell is reflected in the "Summary Compensation Table" set forth below in this proxy statement.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Total ($)
Robert R. Grusky(b)	85,000	75,000	160,000
Dr. Charlotte F. Beason	75,000	75,000	150,000
Rita D. Brogley	75,000	75,000	150,000
Dr. John T. Casteen, III	75,000	75,000	150,000
H. James Dallas	80,000	75,000	155,000
Nathaniel C. Fick	80,000	75,000	155,000
Todd A. Milano(c)	70,000	80,000	150,000
G. Thomas Waite, III	85,000	75,000	160,000
J. David Wargo(d)	37,500	—	37,500

(a)
The amounts shown in this column reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value, see Note 13 in the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

(b)
Mr. Grusky is presently serving as the Board's Presiding Independent Director.

(c)
Mr. Milano has not been nominated for re-election at the 2020 Annual Meeting of Stockholders.

(d)
Mr. Wargo was not nominated for re-election at the 2019 Annual Meeting of Stockholders.

        The following table sets forth the number of outstanding stock awards held by each non-employee director at December 31, 2019.

Outstanding Stock Awards Table

Name	Shares of Unvested Restricted Stock (#)
Robert R. Grusky	1,296
Dr. Charlotte F. Beason	1,296
Rita D. Brogley	3,248
Dr. John T. Casteen, III	1,296
H. James Dallas	713
Nathaniel C. Fick	1,372
Todd A. Milano	1,498
G. Thomas Waite, III	1,296

Board Leadership Structure

        Our Board is comprised of independent members, as independence is defined under the NASDAQ Listing Standards, along with our Executive Chairman, Vice Chairman, and our Chief Executive Officer. On August 1, 2019, Mr. Gilligan, our Vice Chairman, resigned as an executive of the Company but remained as a non-employee director. He will not be considered an independent member of the Board until the expiration of three years from the time of his resignation as an executive. The leadership structure of the Company has varied over time as the demands of the business, the composition of the Board, and the ranks of our senior executives have changed, and the Board has utilized this flexibility to establish the most appropriate structure at any given time. We operate with a Chairman of the Board separate from the Chief Executive Officer.

        In May of 2018 Mr. Grusky was elected by and from the independent board members as Presiding Independent Director, and as such, runs the Board in the Chairman's absence. The Presiding Independent Director presides at meetings of the Board of Directors without the Executive Chairman and the CEO present at least quarterly (at each regularly scheduled Board meeting) and solicits candid feedback on the Executive Chairman and the CEO's performance. The Presiding Independent Director serves as the principal liaison on Board issues between the independent directors and the Executive Chairman and has the authority to:

  •
  Call meetings of the independent directors,

  •
  Review and approve information provided to the Board to ensure its quality and quantity, and

  •
  Consult and communicate with stockholders.

Risk Oversight

        The Board of Directors is ultimately responsible for oversight of the risk management of the Company; the CEO is the "Chief Risk Officer." The Board reviews and approves all annual budgets, major uses of capital, major projects, and expansion plans related to the two universities. One member of the Board of Directors also serves as a member of the governing body (the Board of Trustees) of Strayer University. The Board of Trustees of Strayer University is made up of ten trustees, including six trustees who are unaffiliated with the Company, one trustee who is an independent member of the Company's Board of Directors, two trustees who are members of senior leadership of the Company, and the President of Strayer University who serves as an ex officio member. Capella University's Board of Trustees is comprised of twelve directors, including eight of whom are unaffiliated with the

Company, a former officer of Strayer Education, as well as the President of Capella University, a learner representative, and a faculty representative. Consistent with accrediting body guidelines, the Board of Trustees of each of Strayer University and Capella University are responsible for the governance of their respective institutions.

        The Board and its Compensation Committee continually evaluate the Company's strategy, activities, and in particular compensation policies and practices, to protect against inappropriate risk taking. Any compensation program that seeks to pay managers for performance on behalf of owners carries some risk of overzealous performance. But paramount in the Company's compensation program is an unwavering requirement that executive conduct conform to applicable legal, regulatory, and ethical business standards. Based on its evaluation and the views of advisors, the Compensation Committee believes that the Company's executive compensation program, as described in the Compensation Discussion and Analysis section below, does not encourage inappropriate risk taking and that the Company has in place a strong culture, organization structure, and compliance policies to manage operational risk effectively.

        In addition, the Audit Committee oversees management of financial risk and our Code of Business Conduct, including monitoring conflicts of interest, and the Nominating Committee oversees the Company's corporate governance, such as director independence. In performing these functions, each Committee of the Board of Directors has full access to management, as well as the ability to engage advisors. The Board is kept abreast of the Committees' risk oversight and other activities through regular reports by each Committee Chair to the full Board of Directors.

Board Committees

        The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee, each composed entirely of independent directors. The current Committee membership is as follows:

Committee Memberships

Audit	Compensation	Nominating
G. Thomas Waite, Chair	Rita D. Brogley, Chair	Robert R. Grusky, Chair
H. James Dallas	Todd A. Milano	Dr. Charlotte F. Beason
Nathaniel C. Fick	G. Thomas Waite	Dr. John T. Casteen, III

  Audit Committee.

        The Audit Committee consists of Messrs. Waite (Chair), Dallas, and Fick. The Audit Committee met five times during 2019.

        The Audit Committee assists the Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. Pursuant to the Audit Committee charter, the Audit Committee performs a variety of tasks, including being directly responsible for the appointment (subject to advisory stockholder ratification), compensation, and oversight of the Company's independent registered public accounting firm. The Audit Committee also, among other things, reviews the Company's accounting policies, unaudited quarterly earnings releases, and periodic filings with the Securities and Exchange Commission (the "SEC"), including the Company's financial statements, and regularly reports to the Board of Directors. In addition, the Audit Committee assesses the Company's cybersecurity risks, and reviews and reports to the Board of Directors on efforts taken to mitigate such risks. The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditors in carrying out its oversight responsibilities.

        The Audit Committee has a written charter, which was last amended on February 27, 2020. The Company will provide a copy of the Audit Committee charter to any person without charge, upon request. Persons wishing to make such a request should contact Daniel W. Jackson, Executive Vice President and Chief Financial Officer, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Audit Committee charter is available on the Company's website, www.strategiceducation.com.

        The Board of Directors has determined that all of the members of the Audit Committee are independent, as independence is defined under the NASDAQ Listing Standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Board of Directors has determined that each of Messrs. Waite, Dallas, and Fick qualify as an "audit committee financial expert," as defined by SEC rules, based on their education, experience, and background.

        A report of the Audit Committee is included below in this proxy statement.

  Compensation Committee.

        The Compensation Committee currently consists of Ms. Brogley (Chair) and Messrs. Milano and Waite. It is expected that upon Mr. Milano's departure from the Board after the Annual Meeting, Dr. Casteen will replace him as a member of the Compensation Committee.

        The Compensation Committee is responsible for evaluating, and recommending to the full Board for approval, the compensation of the Executive Chairman, the Chief Executive Officer, and other officers of the Company. The Compensation Committee is responsible for determining compensation policies and practices, changes in compensation and benefits for management, employee benefits, and all other matters relating to employee compensation, including matters relating to stock-based compensation, subject to the approval of the full Board.

        The Compensation Committee has the authority to retain and terminate any compensation consultant to be used by it to assist in the evaluation of director and executive compensation. During 2019 approximately $10,000 was paid to Lockton Companies, LLC to benchmark compensation for the CEO and CFO positions. The Compensation Committee may form and delegate any of its authority to one or more subcommittees as it deems appropriate. For a discussion of the role of the Executive Chairman and the CEO in determining or recommending the amount or form of executive compensation, see "Compensation Discussion and Analysis" below. The Compensation Committee met four times during 2019.

        The Compensation Committee has adopted a written charter, which was last amended on August 1, 2018, a copy of which the Company will provide to any person without charge, upon request. Persons wishing to make such a request should contact Daniel W. Jackson, Executive Vice President and Chief Financial Officer, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Compensation Committee charter is available on the Company's website, www.strategiceducation.com.

        The Board has determined that all of the members of the Compensation Committee are independent, as independence is defined under the NASDAQ Listing Standards. The Board also has determined that all of the members of the Compensation Committee qualify as "non-employee" directors as defined by SEC rules and "outside directors" as defined by the Internal Revenue Code of 1986.

  Nominating Committee.

        The Nominating Committee consists of Mr. Grusky (Chair), Dr. Beason, and Dr. Casteen. The Nominating Committee is responsible for establishing qualifications for potential directors, considering and recommending prospective candidates for Board membership, recommending the Board committee structure, making recommendations as to director independence, developing and monitoring the Company's corporate governance principles, and recommending director compensation. The Nominating Committee met three times during 2019.

        The Nominating Committee has a written charter, which was last amended February 27, 2019. The Nominating Committee charter will be made available to any person upon request without charge. Persons wishing to make such a request should contact Daniel W. Jackson, Executive Vice President and Chief Financial Officer, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Nominating Committee charter is available on the Company's website, www.strategiceducation.com.

        The Board has determined that all of the members of the Nominating Committee are independent, as independence is defined under the NASDAQ Listing Standards.

        Under the Company's Corporate Governance Principles, members of the Board are not permitted to be members of the board of directors of more than four (4) other public companies, excluding boards of directors of companies affiliated with the Company, without approval from the Nominating Committee. In addition, the CEO of the Company shall not be a member of the board of directors of more than two (2) public companies other than the Company, without prior approval from the Nominating Committee. Furthermore, Board members are required to give notification to the Chair of the Nominating Committee prior to accepting new public company directorships, to allow for a review of conflicts of interest and compliance with the above policy. The purpose of this policy is to ensure that directors are able to devote the necessary time and attention to matters pertaining to the Company.

        The Corporate Governance Principles also require directors, following a significant change in his or her occupation, to notify the Nominating Committee of the change and tender a resignation. The Nominating Committee will then deliberate regarding the change in occupation and recommend to the Board whether to accept the director's resignation. The tendered resignation is not effective unless and until it is accepted by the Board, and the Board believes that not every change in occupation will necessitate a director's departure.

Attendance at Meetings and Director Independence

        The Board of Directors met six times during 2019. Each director attended at least 75% of the meetings of the Board and the meetings of the Board Committees on which he or she served as a member in 2019. At each regularly scheduled meeting of the Board, the independent directors met in executive session. The Board's Presiding Independent Director, which is currently Mr. Grusky, presides at these executive sessions. The Company encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All directors serving at the time attended last year's annual meeting of stockholders, with the exception of Ms. Brogley.

        The Board of Directors consists of a majority of independent directors, as independence is defined under the NASDAQ Listing Standards. The Board of Directors has determined that all members of the Board of Directors, except for Messrs. Silberman, Gilligan, and McDonnell, are independent under these standards.

Code of Business Conduct

        The Board of Directors adopted a Code of Business Conduct in February 2004, meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable NASDAQ requirements. The Code of Business Conduct was last amended on February 27, 2020, and includes, among other things, provisions prohibiting directors, officers and employees from: insider trading; investing in Company-based derivative securities, including options, warrants or similar rights whose value is derived from the value of an equity security; short selling or pledging the Company's securities; and trading in the Company's securities on a short-term basis. The Company will provide to any person without charge, upon request, a copy of such Code of Business Conduct. Persons wishing to make such a request should contact Daniel W. Jackson, Executive Vice President and Chief Financial Officer, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Code of Business Conduct is available on the corporate website, www.strategiceducation.com. In the event that the Company makes any amendment to, or grants any waiver from, a provision of the Code of Business Conduct that applies to the Company's principal executive officer, principal financial officer, principal accounting officer, controller, or certain other senior officers and requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons for the amendment or waiver on the Company's website, www.strategiceducation.com or, as required by NASDAQ, file a Current Report on Form 8-K with the SEC reporting the amendment or waiver.

Stockholder Communication with Directors

        The Company has a process for stockholders to send communications to the Board of Directors. Any stockholder that wishes to communicate with the Board of Directors may do so by submitting correspondence in writing to the Board, in care of Lizette B. Herraiz, Corporate Secretary, Strategic Education, Inc., 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder—Board Communication." All such letters must identify the author as a stockholder. All correspondence from stockholders that (i) beneficially own more than 5% of the Company's common stock or (ii) have beneficially owned more than 1% of the Company's common stock for at least one year will be forwarded to the Board without prior review. In addition, Stockholder—Board communications from all other stockholders will be reviewed by the Chief Executive Officer and the Secretary of the Company and will be forwarded to the Board as appropriate.

 BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth certain information regarding the ownership of the Company's common stock as of February 28, 2020 (except as otherwise indicated), by each person known by management of the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Company's common stock, each of the Company's directors and director nominees, its Executive Chairman, Vice Chairman, CEO, and other named executive officers and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the SEC by those persons or upon information otherwise provided by those persons to the Company. The percentages reflected in the table for each beneficial owner are calculated based on the number of shares of common stock outstanding as of February 28, 2020.

Name of Beneficial Owner	Common Stock Beneficially Owned(a)	Common Stock Issuable within 60 days	Total	Percentage Owned
Stockholders:
BlackRock, Inc.(b)(c)	3,492,998	—	3,492,998	15.7%
T. Rowe Price Associates, Inc.(b)(d)	2,576,925	—	2,576,925	11.6%
The Vanguard Group, Inc.(b)(e)	2,203,597	—	2,203,597	9.9%
Directors:
Robert S. Silberman	146,919	—	146,919	*
J. Kevin Gilligan	27,166	—	27,166	*
Dr. Charlotte F. Beason	14,982	—	14,982	*
Rita D. Brogley	4,999	—	4,999	*
Dr. John T. Casteen, III	7,543	—	7,543	*
H. James Dallas	8,251	—	8,251	*
Nathaniel C. Fick	2,910	—	2,910	*
Robert R. Grusky	10,576	—	10,576	*
Karl McDonnell	116,034	—	116,034	*
Todd A. Milano	17,203	—	17,203	*
G. Thomas Waite, III	8,951	—	8,951	*
Named Executive Officers:
Daniel W. Jackson	39,051	—	39,051	*
Andrew E. Watt	19,557	—	19,557	*
Lizette B. Herraiz	17,493	—	17,493	*
All Executive Officers and Directors (16 persons)	454,959	—	454,959	2.0%

*
represents amounts less than 1%

(a)
For directors and officers, the number of shares of common stock beneficially owned includes shares of restricted stock, which the holder is entitled to vote, and restricted stock units.

(b)
Based on information contained in filings of Schedule 13G or 13G/A with the SEC. Common stock beneficially owned represents shares held as of December 31, 2019 for Strategic Education, Inc.

(c)
The address of BlackRock, Inc. is: 55 East 52nd Street, New York, NY 10055.

(d)
These securities are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Value Fund, Inc. (which owns 783,232 shares, representing 3.5% of the shares outstanding), which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirement of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. is: 100 E. Pratt Street, Baltimore, MD 21202.

(e)
Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 42,236 shares or 0.2% of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,704 shares or less than 0.1% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is: 100 Vanguard Blvd., Malvern, PA 19355.

EXECUTIVE COMPENSATION

        The following discussion summarizes our executive compensation program for our named executive officers ("NEOs"). For 2019, our NEOs were:

NEO	Title
Robert S. Silberman	Executive Chairman
J. Kevin Gilligan(1)	Vice Chairman
Karl McDonnell	Chief Executive Officer & Director
Daniel W. Jackson	Chief Financial Officer
Andrew Watt	Chief Operating Officer
Lizette B. Herraiz	General Counsel

COMPENSATION DISCUSSION AND ANALYSIS

  Executive Summary

        The Company's executive compensation program is designed to drive performance and align the long-term interests of management and our stockholders. Academic quality is the cornerstone of this program, and ultimately advances all other key metrics. The Company's policies on compensation, consistent with Department of Education regulations, seek to reward achievement of financial and academic goals, both of which are driven by the success of our academic programs. The following chart highlights key policies and objectives behind the Company's development, review, and approval of named executive officer compensation:

(1)
Although not serving as an executive officer of the Company at the end of fiscal year 2019, Mr. Gilligan is deemed a named executive officer for 2019 pursuant to Item 402(a)(3)(iv) of Regulation S-K and, therefore, his 2019 SEI compensation is reported in this Compensation Discussion and Analysis and related tables.

 COMPENSATION OBJECTIVES

Align Interests	The Company seeks to align the perspectives of our executives and directors with those of our stockholders. It does so by adopting a compensation program that incentivizes the achievement of strategic goals that ultimately drive the creation of sustainable stockholder value, including student success, regulatory compliance, and financial performance. Each of these goals is advanced by a focus on academic quality and the student experience. The Company also aligns long-term interests of our Board members and named executive officers with those our stockholders by setting requirements on share ownership for all Board members and named executive officers.
Attract and Retain Talent
The Company sets compensation at levels sufficient to attract and retain highly qualified and productive personnel, as well as reward executives for actions that create long-term stockholder value. There are three major components of overall compensation: salary, non-equity incentive compensation, and equity grants. In order to better pay for performance, the Compensation Committee generally establishes incentive compensation programs that comprise the majority of overall named executive officer compensation.
Pay for Performance
In making decisions on whether, and at what level, to fund non-equity incentive compensation each year, the Compensation Committee looks at whether the Company met certain performance objectives determined annually by the Board of Directors. These objectives consist of both quantitative financial metrics and qualitative academic metrics. The Compensation Committee sets threshold, target, and maximum levels, which achieve a 50%, 100%, and 150% potential target payout, respectively, with reductions or increases corresponding to the percentage of target achieved between these ranges.

        The Company increases value and accountability through the following best practices:

WHAT WE DO		WHAT WE DO NOT DO
✓	Limit discretion by setting clear quantitative metrics for non-equity incentive compensation, with target payouts as a percentage of base salary for all named executive officers	X	No compensation decisions for our NEOs without oversight of independent directors
✓	Establish Chief Executive Officer ("CEO") target annual compensation that is at least 50% performance-based	X	No hedging or other investments in derivatives of the Company, and no margin purchases
✓	Include robust performance-based criteria for the vesting of equity grants to named executive officers	X	No pledging of Company securities
✓	Include double-trigger change in control vesting provisions for equity awards	X	No excise tax gross-ups upon or following a change in control
✓	Clawback incentive compensation based on restated financial statements or performance metrics, regardless of whether the restatement is for miscalculation or misconduct	X X	No stock option re-pricing No material perquisites for our NEOs
✓	Use a representative and relevant peer group to guide compensation	X	No executive pensions or supplemental executive retirement plan "SERP"
✓	Set robust stock ownership guidelines

  Compensation Policies and Objectives

        In accordance with the Compensation Committee charter, the Company employs the following general policies in determining executive compensation:

  •
  The Company believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified and productive personnel, as well as to enhance productivity and reward superior performance.

  •
  It is the policy of the Company that the three primary components of the Company's compensation package for named executive officers (salary, non-equity incentive compensation, and equity grants) be considered in the aggregate. In other words, the total compensation of our executive officers should be appropriate to their contributions, and the amount of each component should take into account the size of their total compensation package, even if one individual component is larger or smaller than industry average.

  •
  Consistent with Department of Education regulations, the Company seeks to reward achievement of specific corporate goals by providing named executive officers with the opportunity to participate in a non-equity incentive compensation plan with specific, pre-defined corporate goals and target payouts as a percentage of salary, and equity compensation with a required vesting period and robust performance-based vesting criteria.

  •
  The Compensation Committee evaluates the extent to which the Company met certain performance objectives set annually by the Board to determine whether and/or at what level to pay non-equity incentive compensation. The Compensation Committee makes these assessments based on the Company's annual financial statements, which are audited by the Company's independent auditing firm, PricewaterhouseCoopers LLP. Each year, the corporate objectives used to determine incentive compensation eligibility for executives are chosen by the Board of

    Directors from criteria that were approved by the stockholders of the Company. The criteria used for 2019 were approved by stockholders at the 2018 Annual Meeting of Stockholders of the Company on November 6, 2018.

  •
  One of the Company's guiding principles is that its officers and directors think like owners. To this end, the Company adopted a requirement that within three years of hiring, promotion, or being appointed to the Board, senior officers and members of the Board of Directors own shares equal to the amounts shown in the table below. The Board reviews compliance with this policy consistent with historic share ownership, market price fluctuations, and other factors.

Title	Required Share Ownership
Executive Chairman	5x Annual Salary
Chief Executive Officer	5x Annual Salary
Executive Vice President	3x Annual Salary
Senior Vice President	2x Annual Salary
Board of Directors	3x Annual Retainer
  •
  In determining compensation levels at the Company for 2019, the Compensation Committee compared executive compensation at the Company to that of immediate competitors in higher education, as well as other peers in the broader education industry similar in revenue, market capitalization, and growth profile. For 2019, those ten publicly traded companies were: Adtalem Global Education, Inc., Chegg, Inc., Graham Holdings, Grand Canyon Education, Inc., Houghton Mifflin, K12, Inc., Laureate Education, Inc., Pearson PLC, Perdoceo Education Corporation, and Zovio Inc.

  •
  The Compensation Committee generally sets salary targets at the midpoint of comparable companies, and incentive compensation targets (both non-equity and stock-based) at or above the midpoint of comparable companies. This mix of compensation ensures that a greater proportion of executive pay is based on actual performance of the Company. If, in the Board's judgment, the midpoint or upper quartile calculations of the comparable companies yield too high a compensation level, the Board will not match these levels, but instead will make reasoned judgments to establish the Company's executive compensation at levels it deems more appropriate.

  Stockholder Outreach

        The Company values our stockholders' opinions on the effectiveness of our compensation program. At the 2019 Annual Meeting of Stockholders, more than 98% of the votes cast were cast in favor of the advisory resolution to approve the 2018 compensation for the Company's named executive officers. The Company believes this vote reflected overwhelming stockholder approval of the Company's overall pay practices and the absence of any practices that stockholders consider problematic. Additionally, the Company took a number of steps in recent years to enhance our compensation program based on stockholder feedback and expectations:

  •
  Engaged stockholders to receive more and continuing feedback on our compensation program;

  •
  Established a non-equity incentive compensation plan for all NEOs, with target payouts designated as a percentage of base salary, thereby replacing the previous bonus system;

  •
  Added new, robust performance criteria for the vesting of all performance-based equity awards granted in 2017 and thereafter;

  •
  Provided more transparency to the actual performance objectives established by the Board; and

  •
  Provided additional disclosures regarding the objectives and targets used to make determinations on compensation.

        Throughout 2019, the Company continued our practice of year-round stockholder engagement related to business highlights and governance. At various times during the year, we met in-person or conducted calls with representatives from 94 different institutional investors, who collectively own approximately 9,008,635 shares or 41% of the Company's outstanding shares. The Compensation Committee values stockholder feedback provided through both the voting at the annual meeting of stockholders and stockholder outreach, and will continue to consider stockholder feedback in the future.

  Who Determines Compensation?

        Each year, the Board of Directors sets a number of goals and objectives for the Company's business, including both financial and academic criteria. From these Company goals and objectives, the Compensation Committee designates certain quantitative and qualitative goals to establish performance expectations associated with non-equity incentive compensation. For NEOs, quantitative financial metrics make up 75% of non-equity incentive compensation, and qualitative academic metrics account for the remaining 25%. For each quantitative goal, the Compensation Committee sets a target performance level that, if met, would result in a 100% target performance payout. If actual performance is above the target level, the performance payout is increased up to 150% of the target payout. The Compensation Committee also sets threshold levels. If actual performance is below the target level but above the threshold level, non-equity incentive compensation is reduced to correspond to the percentage of target achieved. The Compensation Committee retains discretion to reduce such pay even further. As discussed further below in the "2019 Compensation Decisions" section, the Compensation Committee determined the non-equity incentive compensation payouts for 2019 to be 150% of target for named executive officers because the Company's performance met the qualitative metrics, and exceeded the maximum payout levels for Revenue, Operating Income and earnings per share ("EPS").

        In accordance with the Compensation Committee charter, compensation for the Company's Executive Chairman and its CEO is determined by the Compensation Committee, subject to approval of the Company's Board of Directors (excluding the Executive Chairman and the CEO, who are also directors). In making its determination on Executive Chairman and CEO compensation, the Compensation Committee reviews a number of factors, including but not limited to:

  •
  The Company's achievement of annual goals and objectives, both quantitative and qualitative, set by the full Board of Directors at the beginning of the year;

  •
  The long-term performance of the Company; and

  •
  CEO compensation levels at comparable companies.

        For Mr. Gilligan, his compensation for 2019, prior to his resignation as an executive, was determined by his Transition Agreement, as described more below. For the other named executive officers, the Compensation Committee reviews, approves, and recommends to the full Board compensation based on:

  •
  Performance of the named executive officers in light of relevant goals and objectives approved by the Compensation Committee and the annual goals and objectives established by the Board;

  •
  Executive compensation levels at comparable companies; and

  •
  The recommendations of the Executive Chairman and the CEO.

        The Executive Chairman and the CEO provide recommendations for named executive officer compensation (other than themselves) to the Compensation Committee based on a review and analysis of each officer's performance and contributions to the Company. While the Compensation Committee considers all of these recommendations, the Compensation Committee independently evaluates the recommendations for purposes of making its final recommendations to the full Board.

        The Compensation Committee meets in the beginning of each year to review financial performance, to determine non-equity incentive compensation for the prior fiscal year, to consider equity awards, and to set executive officer salaries for the next fiscal year. The Compensation Committee meets again during the year, as may be required, to address compensation and equity grant issues for new officers and directors, to make equity grants as long-term compensation, and to make other determinations or recommendations with respect to employee benefit plans and related matters.

  Identification and Analysis of 2019 Compensation Programs

        During 2019, the Company's executive compensation program primarily included salaries, non-equity incentive compensation, and long-term compensation in the form of restricted stock awarded under the Company's 2018 Equity Compensation Plan.

  •
  Salary:  Salaries for executives other than the Executive Chairman, Vice Chairman, and the CEO are reviewed, approved, and recommended to the full Board annually by the Compensation Committee upon recommendation of the Executive Chairman and the CEO. The Executive Chairman and the CEO have employment agreements which include provisions regarding salary, and the Vice Chairman's salary, up through his resignation as an executive on August 1, 2019, was specified in his Transition Agreement (see "Employment Agreements with Mr. Silberman and Mr. McDonnell," "Transition Agreement with Mr. Gilligan," and "Potential Payments upon Termination or Change in Control" sections below), and are annually reviewed and approved by the Compensation Committee and the Board of Directors.

  •
  Non-Equity Incentive Compensation:  Non-equity incentive compensation for our named executive officers is determined each year by our Board of Directors upon the recommendation of the Compensation Committee. In determining whether and/or how much non-equity incentive compensation to recommend, the Compensation Committee determines whether, and to what extent, the Company has achieved its annual corporate objectives for the year, compares that achievement against specific, predetermined performance criteria, and calculates the payout relative to target.

    As befits a company whose main operating assets are two institutions of higher education holding the highest possible academic accreditation, these annual corporate objectives include a number of academic measures, as well as non-financial operational targets and financial metrics. Of course, even if the Company achieves all of its academic, operational, and financial objectives in a given year, in the event of a breach of regulatory, legal, or ethical business standards, the Compensation Committee has the authority to eliminate the payment of non-equity incentive compensation for that year.

    Although the Company's stock price may fluctuate during the year, the Board strongly believes that management's responsibility is to create an enduring increase in the long-term value of the Company. By achieving its annual corporate objectives, management will necessarily increase the long-term value of the Company and generate sustainable long-term increases in the value of our equity. Each year, the Board selects annual corporate objectives based on performance metrics approved by the stockholders of the Company for purposes of the Company's equity and non-equity incentive compensation programs. For 2019, the objectives for the named executive officers were chosen based on performance metrics approved by stockholders at the 2018 Annual Meeting of Stockholders, as part of the 2018 Equity Compensation Plan, which amended and restated the 2015 Equity Compensation Plan. While the Board believes that each of the various annual corporate objectives is relevant to the determination of executive compensation, the achievement of any one annual corporate objective would not, in and of itself, result in a specific amount of non-equity incentive compensation being paid to our named executive officers. In establishing the performance targets, the Compensation Committee sets the targets at levels that are realistic, but not certain.

    The target non-equity incentive compensation for both the Executive Chairman and the Chief Executive Officer is 125% of base salary, as set forth in their respective employment agreements. For 2019, the Compensation Committee set target non-equity incentive compensation for other executive officers based on its evaluation of expectations for the positions held and the executives' ultimate ability to influence the outcomes desired. For the Chief Financial Officer, the Compensation Committee set target non-equity incentive compensation at 100% of base salary, and for the Chief Operating Officer and the General Counsel the Compensation Committee set target non-equity incentive compensation at 75% of base salary.

    For Mr. Gilligan, his target bonus pre-merger was set at 115%, and post-merger at 125% of base annual salary by his Employment Agreement and Transition Agreement, respectively, and assigned by merger to Strategic Education, Inc. on August 1, 2018. See "Summary Compensation" and "2019 Compensation Decisions" for more information regarding non-equity incentive compensation for 2019.

  •
  Bonuses for Other Senior Executives:  Consistent with Department of Education regulations, the Company has established a bonus plan for senior executives who are not executive officers but who nevertheless meaningfully contribute to the success of the Company's subsidiaries and the financial health of the Company. Such bonuses, both in cash and in equity, are determined each year by the Compensation Committee based on recommendations from the Executive Chairman and CEO. In determining whether and how much to recommend for such bonuses, the Compensation Committee determines whether and to what extent the Company has achieved its annual corporate objectives for the year, the individual contribution of each executive to such achievement, and other criteria, such as comparable market pay and retention priorities.

  •
  Equity-based Compensation Program:  As discussed above, the Company believes it should, subject to achievement of certain academic, operational, financial, and individual objectives, make annual equity grants in order to retain, motivate, and align the interests of those key executive officers with stockholders.

    Equity awards under this program are only made after the Compensation Committee and the full Board of Directors have completed their analysis of both corporate and individual performance described above. For our Chief Executive Officer, we believe that at least 50% of his target total annual compensation should be performance-based equity grants of restricted stock with at least a four-year cliff vest. Prior to 2017, all performance-based equity grants included performance measures related to maintaining all required regulatory approvals and Strayer University's regional accreditation. These criteria were both reasonably uncertain and of paramount importance to both the short-term and long-term viability of the Company. In 2017 and 2018, the Compensation Committee added new performance criteria for the vesting of equity awards to named executive officers. These criteria, established prior to the merger with Capella Education Company, included maintaining Strayer University's accreditation, 90/10 ratio, and cohort default rates. In November 2019, the Compensation Committee and Board of Directors amended the criteria, given the merger with Capella Education Company. The criteria now require both Strayer University and Capella University to maintain their accreditation, to remain in compliance with the 90/10 ratio, and to have a cohort default rate below the national average for proprietary institutions. The 90/10 ratio prohibits a proprietary institution from deriving more than 90% of revenues from Title IV funds. The Cohort Default Rate is the federally mandated measure of student defaults on Title IV loans based on a three-year cohort, and an institution may lose eligibility to participate in some or all Title IV programs if, for three consecutive fiscal years, 30% or more of its students default on payments. Setting the maximum at below the average for proprietary schools helps ensure continued eligibility for Title IV funds for Strayer University and Capella University, while at the same time recognizing industry or nationwide conditions that may cause the rates to fluctuate year-to-year. These additional, robust criteria therefore serve the multiple purposes of improving student success, ensuring regulatory compliance, and enhancing the intrinsic value of the Company for its stockholders. Because a portion of the performance period remained in progress, and given the stewardship of two universities post-merger, the Compensation Committee and Board of Directors believed it in the best interest of the Company to amend the criteria, and to have such criteria apply to both Strayer University and Capella University.

    We view our equity as very valuable and are reluctant to issue it. Consistent with this view, we only grant equity awards to employees and directors when we believe the Company is getting incremental value (in terms of their service and performance) in return.

    Our restricted stock agreements with employees contain specific clawback provisions. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct associated with any financial reporting requirement and the employee at issue (i) engaged in that misconduct, (ii) knowingly failed to prevent the misconduct, (iii) or was grossly negligent in preventing the misconduct, the employee is required to reimburse the Company the amount of any payment received in respect of the award earned or accrued during the 12-month period following the filing of the financial document that contained information affected by the material noncompliance. In addition, if the Company is required to prepare an accounting restatement, then the employee must forfeit any cash or stock received in connection with the award if any amount of the award was based on the achievement of pre-established performance goals that were later determined, as a result of the accounting restatement, not to have been achieved.

  •
  Perquisites and Other Personal Benefits:  The Company does not offer any perquisites to its named executive officers, other than limited perquisites available to all officers with a title of vice president or above for parking in Minneapolis, a practice continued by the Company subsequent to the merger with Capella Education Company. The Company also reimburses relocation expenses including associated tax gross-ups, when applicable. This reimbursement is offered to officers hired from a different location to encourage prospective executives to relocate for the Company's benefit.

  •
  Employment Agreements with Mr. Silberman and Mr. McDonnell:  Robert S. Silberman, the Company's Executive Chairman, has an employment agreement with the Company which, prior to being amended, had an initial term of approximately three years (ending on December 31, 2004), and thereafter, automatically extended for successive one-year periods unless either the Company or Mr. Silberman provided timely notice to the contrary. Mr. Silberman's employment agreement was amended on May 2, 2013, in connection with his transition from Chief Executive Officer to Executive Chairman, and then again on April 24, 2014. Under the agreement, as amended, Mr. Silberman's initial term of employment was for six years (ending on May 2, 2019), and is renewable thereafter for one-year terms unless the Company or Mr. Silberman provides notice otherwise. The amended agreement provides for a base salary of not less than $665,000 per annum (subject to annual increases for at least cost of living adjustments). Mr. Silberman is also eligible to receive a target non-equity incentive compensation payment of at least 125% of base salary, for each of the fiscal years during which he is employed, upon meeting certain corporate and financial goals annually approved by the Board. In the event of Mr. Silberman's termination without cause, the employment agreement provides for the lump sum payment of three years' base salary, three years of medical benefits, and immediate accelerated vesting of all previously granted restricted stock unit and option awards. The employment agreement also provides for a double-trigger change of control termination clause, wherein if Mr. Silberman is either (i) terminated by the Company without cause within six months of the effective date of the change of control, or (ii) there occurs a material reduction in Mr. Silberman's authority, function, duties, or responsibilities which causes Mr. Silberman's resignation within six months of the change of control, he is entitled to the same payments and benefits as he would be entitled to in connection with any other termination without cause, plus a lump sum payment equal to three times the latest annual non-equity incentive compensation award paid to him prior to the termination. Mr. Silberman is not entitled to a gross-up payment for any excise taxes imposed on termination payments. The agreement also contains covenants restricting Mr. Silberman from competing with the Company for six years after his termination of employment and requiring Mr. Silberman to keep confidential the Company's proprietary information.

    The Company also entered into an employment agreement on May 2, 2013 with Karl McDonnell, in connection with his promotion to Chief Executive Officer, and amended that agreement on April 24, 2014. Under the employment agreement, as amended, Mr. McDonnell's term of employment was six years (ending on May 2, 2019) and is renewable thereafter for one-year terms unless the Company or Mr. McDonnell provides notice otherwise. Under the agreement, Mr. McDonnell was given a base salary of $665,000 per annum (subject to annual increases for at least cost of living adjustments). Mr. McDonnell is also eligible to receive a target non-equity incentive compensation amount of 125% of base salary for each fiscal year during which he is employed, upon meeting certain corporate and financial goals annually approved by the Board. In addition, Mr. McDonnell's employment agreement provides for an annual restricted share grant, conditioned upon applicable performance criteria as may be established by the Compensation Committee and with a four-year cliff vest, with a target grant date fair value equal to at least $2,000,000. Mr. McDonnell is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments, and his employment agreement contains severance and restrictive covenant provisions (including a double-trigger change of control termination clause), in line with the provisions set forth in Mr. Silberman's employment agreement, discussed above.

  •
  Transition Agreement with Mr. Gilligan:  On October 29, 2017, coinciding with the Agreement and Plan of Merger between Strayer Education, Inc. and Capella Education Company, Capella Education Company entered into a Transition Agreement with Mr. Gilligan to secure his continued service with the combined company. The agreement provided that Mr. Gilligan would continue as an employee of the Company for twelve (12) months following the consummation of the merger, which had the option of being extended for up to an additional six (6) months upon the agreement of the parties, or an earlier mutually agreed upon date. The agreement provided that Mr. Gilligan's base salary and target annual bonus amount for his continued service in such capacity would be $700,000 and 125% of base salary, respectively. Under the agreement, Mr. Gilligan agreed to provide certain ongoing transition assistance and to comply with certain confidentiality covenants, as well as to a two-year non-compete and non-solicitation covenant.

    The agreement also provided that upon Mr. Gilligan's termination of employment for any reason other than for "cause" (as defined in the Capella Education Company Senior Executive Severance Plan), including due to his voluntary resignation, and subject to and conditioned upon Mr. Gilligan's execution and non-revocation of a general release of claims, Mr. Gilligan would be entitled to receive the payments and benefits afforded to him pursuant to the Capella Senior Executive Severance Plan, the Capella 2005 Stock Incentive Plan and 2014 Equity Incentive Plan (and any applicable award agreements thereunder), as well as his employment agreement with

    Capella, all of which were assumed by Strategic Education upon the consummation of the merger. Under that employment agreement, Mr. Gilligan was entitled to not less than an amount equal to three times Mr. Gilligan's annualized base salary in effect immediately prior to the date of termination of employment.

  •
  Retirement Compensation Plans:  For legacy Strayer employees and employees hired after August 1, 2018, the Company maintains a retirement plan (the "401(k) Plan") intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is a defined contribution plan that covers eligible full-time and part-time employees of the Company who are at least 21 years of age. The Company, in its discretion, matches employee contributions up to a maximum authorized amount under the plan. In 2019, the Company matched 50% of employee deferrals up to a maximum of 3% of the employee's annual salary. The Company offers this plan to enable and encourage its employees to save for their retirement in a tax advantageous way. The Company also maintains an Employee Stock Purchase Plan (the "Employee Purchase Plan"). The purpose of the Employee Purchase Plan is to enable eligible full-time employees of the Company, through payroll deductions, to purchase shares of its common stock at a 10% discount from the prevailing market price from time to time. The Company offers this plan to encourage stock ownership by its employees. Capella Education Company maintained a deferred compensation plan, but froze additional deferrals in 2017 in anticipation of the merger with the Company. The Company does not currently provide executives with any supplemental or deferred retirement plans.

    As a result of the merger, the Company also assumed the Capella Education Company 401(k) Plan, and legacy Capella employees (those employed by Capella prior to August 1, 2018), continued participating in that plan during 2019.

  •
  Deferred Compensation Arrangements:  Consistent with the Compensation Committee's philosophy to pay for current performance, to promote equity and uniformity among employees, and to segregate our incentive compensation arrangements from our retirement arrangements in order to better align the interest of the Company's executives with those of the Company's shareholders, in February of 2019, the Board of Directors of the Company took action to terminate any remaining employee deferred compensation retirement arrangements maintained by the Company and Capella Education Company. This termination action impacted the Capella Education Company frozen deferred compensation retirement plan and certain legacy restricted stock unit arrangements considered to be deferred compensation. In accordance with tax requirements associated with this termination, all amounts previously deferred under the Company's and Capella Education Company's legacy deferred compensation arrangements will be paid between February 2020 and February 2021, unless earlier paid in accordance with their existing terms. The Compensation Committee has no present plans to implement similar deferred compensation arrangements for officers or employees in the future.

  2019 Compensation Decisions

        The compensation policies and objectives outlined above formed the basis for the Compensation Committee's recommendation, and the Board's determination, of 2019 compensation for our named executive officers. Each component, and the overall compensation package, for named executive officers reflected the Company's philosophy of paying for performance based on corporate and personal achievements in 2019.

  •
  Salary:  In years past, the salary for our Chief Executive Officer was below the average of our peer companies. Likewise, salaries for other named executive officers were at or below the midpoint. In 2019, Mr. McDonnell and Mr. Silberman received salary increases above their minimum contractual increases of 1.7% (based on cost of living adjustments), for the first time since entering into those agreements in 2013. The Compensation Committee determined these larger increases were in the best interest of the Company, given the expanded responsibilities and duties of the executives post-merger. This was only the fourth salary increase Mr. Silberman had received since 2008 and Mr. McDonnell since 2013, as each executive had previously declined his contractual salary increases.

  •
  Non-equity Incentive Compensation:  At the start of each year, the Compensation Committee sets specific goals upon which it will evaluate non-equity incentive compensation in the upcoming year. These goals are comprised of quantitative financial objectives and qualitative academic measures. For the named executive officers, the financial objectives account for 75% of the non-equity incentive compensation performance evaluation and the academic measures account for the remaining 25%. The Compensation Committee sets a range of quantitative metrics for named executive officers which, if met, would yield a target payout of non-equity incentive compensation, a threshold level which would yield a payout at 50% of target, and a maximum level that would yield a payout at 150% of target. Actual performance between threshold, target, and maximum levels leads to a corresponding percentage of payout above or below the target. The qualitative metrics, if met, comprise 25% of total target payout but if the average of the payout percentages calculated for each quantitative financial metric, up to the maximum goal, exceeds 100%, then meeting the qualitative metric will yield a payout equal to 25% of the total target payout multiplied by the average of the payout percentages calculated for the quantitative measures.

    Target payout is 125% of base salary for the CEO, Executive Chairman, and Executive Vice Chairman (through August 1, 2019), 100% of base salary for the Chief Financial Officer, and 75% for the Chief Operating Officer and General Counsel.

    For 2019, the Compensation Committee set quantitative financial objectives for Revenue, Operating Income, and EPS (with each metric weighted equally at 25%). In addition, the Compensation Committee set qualitative academic and operational objectives which comprise 25% of the total payout, including maintaining all regulatory standards, such as cohort default rates and 90/10 ratios; acquiring new corporate/institutional partners; and rolling out new artificial intelligence and automation strategies.

    After the conclusion of the fiscal year, the Compensation Committee evaluated the achievement of both the quantitative metrics and the qualitative goals. The Compensation Committee determined that the Company surpassed all the quantitative financial metrics above the maximum level, and met all qualitative metrics, and thus calculated the payout at 150% of target.

        The chart below shows the 2019 breakdown of the performance metrics and the Compensation Committee's calculations in making its pay-for-performance determinations for our NEOs:

Measure	Weight	Threshold 50% Payout	Target 100% Payout	Maximum 150% Payout	2019 Results	2019 Calculated % of Target	Weighted Payout %
Revenue (in thousands)	25%	$945,000	$955,000	$965,000	$997,100	150%	37.5%
Operating Income (in thousands)	25%	$158,000	$167,000	$176,000	$194,100	150%	37.5%
EPS	25%	$5.35	$5.65	$5.95	$6.67	150%	37.5%
Academic	25%	—	—	—	Achieved	150%	37.5%

Total	100%						150%

        Based on this information, coupled with the evaluation of individual performance during the course of the year, non-equity incentive compensation for the NEOs was as follows:

	Annual Target as a Percentage of Base Salary	2019 Target Award Opportunity		2019 Achievement %	2019 Actual Award	2019 Award as % of Base Salary
Robert S. Silberman	125%	$900,000		150%	$1,350,000	188%
J. Kevin Gilligan	125%	$510,417	(a)	150%	$765,625	188%
Karl McDonnell	125%	$1,050,000		150%	$1,575,000	188%
Daniel W. Jackson	100%	$500,000		150%	$750,000	150%
Andrew E. Watt	75%	$356,250		150%	$534,375	113%
Lizette B. Herraiz	75%	$311,250		150%	$466,875	113%

(a)
Mr. Gilligan's target award opportunity is prorated based on employment from January 1, 2019 until his resignation as an executive on August 1, 2019.
  •
  Equity-based Compensation:  The Company views its equity as very valuable, and is reluctant to issue it, given the dilutive effect on existing stockholders. In any given year, equity grants will generally not be awarded if the Company fails to achieve the quantitative and qualitative goals as outlined above, but neither does the achievement of those goals dictate that grants must be made. Instead, the Compensation Committee determines whether and to what extent the NEOs receive grants based on the NEOs' contributions towards achievement of corporate goals, coupled with the Company's desire to retain, motivate, and align the interests of NEOs with stockholders' interest.

    In February 2019, the Compensation Committee and Board evaluated the achievement of the previous fiscal year's goals, as well as each executive officer's individual contributions thereto, in making determinations on executive officer long-term incentive equity grants. Given the Company's successful completion of the merger, success in integrating the two companies, and in recognition of the increased size of the business moving forward, the Board awarded Messrs. McDonnell and Silberman each a performance-based restricted share equity grant with a grant date fair value of $5,000,000.

    Also in February 2019, Messrs. Jackson and Watt each received performance-based restricted share equity grants with a grant date fair value of $1,000,000, based upon both the operating success in the year as well as their roles in the merger and integration. Ms. Herraiz received a performance-based restricted share equity grant with a grant date fair value of $250,000.

    Performance criteria related to the vesting of grants made to the named executive officers in 2019 included maintaining all required regulatory approvals and the regional accreditation of both Strayer University and Capella University, as well as (1) maintaining compliance with the 90/10 ratio for both Strayer University and Capella University, and (2) maintaining the cohort default rates of both Strayer University and Capella University below the national average of proprietary institutions. The Compensation Committee believes that, while financial metrics are key drivers of short-term performance, the performance criteria underpinning performance-based equity are critical to ensure the long-term sustainability of the Company's business model.

    For the previous grants of restricted stock that vested in 2019, the Compensation Committee determined that the performance criteria had been met. The performance criteria consisted of maintaining all required regulatory approvals and Strayer University's regional accreditation with the Middle States Commission on Higher Education. Given the regulatory environment in which Strayer University operated at the time of these grants, the Compensation Committee had determined that the criteria were both reasonably uncertain and of paramount importance to both the short-term and long-term viability of the Company. The performance criteria incentivized executive officers to ensure that Strayer University's ability to educate and our students' ability to finance their education with federal funds was not jeopardized, even as regulatory risks increased for proprietary institutions of higher education.

Recoupment Policy

        The Company has adopted a Recoupment Policy that requires each executive officer, as so designated under Rule 3b-7 of the 1934 Act, to acknowledge and agree that any award, including all non-equity incentive compensation, or equity-based compensation, will be repaid should a "Triggering Event" occur. A Triggering Event is defined in the Recoupment Policy as a decision by the Audit Committee to effect an accounting restatement of the Company's previously published financial statements caused by material noncompliance by the Company with any financial reporting requirement due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any executive officer, or a decision by the Compensation Committee that one or more performance metrics used for determining previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers.

No Hedging, Pledging or Short Sales Transactions Permitted

        The Company's Code of Business Conduct prohibits all officers, directors, trustees and other persons designated by the Audit Committee from engaging in hedging transactions designed to offset decreases in the market value of the Company's securities or otherwise investing in options, warrants, stock appreciation rights, put or call option contracts, straddles or similar rights relating to the Company's securities. In addition, the Code of Business Conduct prohibits such persons from pledging any Company securities as collateral for a loan, engaging in short sales of Company securities, or purchasing the Company's securities on margin.

Impact of Tax and Accounting Treatment

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations ("Section 162(m)), no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its "named executive officers"—defined as the chief executive officer, chief financial officer and the three other highest compensated executive officers (except for certain compensation that is "grandfathered" in accordance with the Tax Cuts and Jobs Act of 2017). Prior to the passage of the Tax Cuts and Jobs Act of 2017, however, there was no limitation under Section 162(m) on the deductibility of "qualified performance-based compensation." In general, the Company's policy has been to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determination as to the most appropriate methods and approaches for the design and delivery of compensation to the Company's named executive officers. The Company intends to continue its practice of making a large percentage of named executive officer compensation performance-based, despite the fact that such amounts above $1 million will not be tax deductible in the future.

Summary Compensation Table

        The following table sets forth all compensation awarded to the Company's named executive officers for the fiscal years ended December 31, 2017, 2018, and 2019:

	Year	Salary	Bonus(a)		Non-Equity Incentive Plan Compensation(b)	Stock Awards(c)	All Other Compensation(d)	Total
Robert S. Silberman,	2019	$720,000	$—		$1,350,000	$5,000,000	$2,268	$7,072,268
Executive Chairman	2018	$702,000	$—		$894,000	$3,000,000	$2,219	$4,598,219
	2017	$689,000	$300,000	(e)	$485,000	$—	$2,187	$1,476,187
J. Kevin Gilligan,(f)	2019	$437,500	$—		$765,625	$—	$433,340	$1,636,465
Executive Vice Chairman	2018	$299,095	$—		$—	$—	$945,091	$1,244,186
Karl McDonnell,	2019	$840,000	$—		$1,575,000	$5,000,000	$2,025	$7,417,025
Chief Executive Officer &	2018	$702,000	$—		$894,000	$3,000,000	$4,125	$4,600,125
Director	2017	$689,000	$300,000	(e)	$485,000	$1,500,000	$4,050	$2,978,050
Daniel W. Jackson,	2019	$500,000	$—		$750,000	$1,000,000	$4,200	$2,254,200
Executive Vice President &	2018	$425,000	$60,000	(e)	$325,000	$1,000,000	$4,125	$1,814,125
Chief Financial Officer	2017	$400,000	$100,000	(e)	$170,000	$1,000,000	$4,050	$1,674,050
Andrew E. Watt,(g)	2019	$475,000	$—		$534,375	$1,000,000	$14,585	$2,023,960
Chief Operating Officer
Lizette B. Herraiz,	2019	$415,000	$—		$466,875	$250,000	$4,200	$1,136,075
Senior Vice President &	2018	$319,791	$100,000	(h)	$—	$1,000,000	$4,125	$1,423,916
General Counsel

(a)
The Bonus amounts reported in this column were earned in fiscal years 2018 and 2017, and paid in fiscal years 2019 and 2018, respectively.

(b)
The Non-Equity Incentive compensation reported in this column was earned in fiscal years 2019, 2018, and 2017 and paid in fiscal years 2020, 2019, and 2018, respectively. See "Non-Equity Incentive Compensation" discussion above for additional detail.

(c)
The amounts shown in the columns above reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value, see Note 13 in the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2019. The value of any dividends paid by the Company is assumed to be included in the grant date fair value of each award.

(d)
All Other Compensation for each named executive officer represents the Company's matching contribution to the Company's 401(k) plan. For Mr. Gilligan, the amount includes a bonus payment earned in 2018 and paid in 2019, as pre-determined by Capella Education Company pre-merger, and severance that was paid in 2019, pursuant to the Transition Agreement between Capella Education Company and Mr. Gilligan. In addition, All Other Compensation for Mr. Gilligan includes fees for his service as a member of the board of directors following his resignation as an executive, consisting of $18,750 fees paid in cash and stock awards valued at $37,500. See "Transition Agreement with Mr. Gilligan" elsewhere in this proxy statement for more information.

(e)
These figures represent bonus payments based on the executive's service and contributions leading up to and culminating in the successful execution of the merger agreement between the Company and Capella Education Company.

(f)
Mr. Gilligan was named Executive Vice Chairman on August 1, 2018 and resigned as Executive Vice Chairman on August 1, 2019, and therefore his salary for both 2018 and 2019 was prorated for partial year employment.

(g)
Mr. Watt became an executive officer on February 27, 2019 upon his appointment as Chief Operating Officer.

(h)
Ms. Herraiz was not an executive officer in 2018 until her promotion to General Counsel on August 1, 2018, and thus this amount was not characterized as non-equity incentive compensation.

Grants of Plan-Based Awards

        The following table sets forth grants of plan-based awards to the Company's named executive officers for the fiscal year ended December 31, 2019.

		Estimated future payouts under non-equity incentive plan awards			All Stock Awards: Number of Shares of Stock or Units (#)
							Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)				Vesting Date
Robert S. Silberman,	2/27/19				39,352	(a)	5,000,000	2/27/23
Executive Chairman	—	450,000	900,000	1,350,000
J. Kevin Gilligan,	—
Executive Vice Chairman	—	437,500	875,000	1,312,500
Karl McDonnell,	2/27/19				39,352	(a)	5,000,000	2/27/23
Chief Executive Officer &	—	525,000	1,050,000	1,575,000
Director
Daniel W. Jackson,	2/27/19				7,871	(a)	1,000,000	2/27/23
Executive Vice President &	—	250,000	500,000	750,000
Chief Financial Officer
Andrew E. Watt	2/27/19				7,871	(a)	1,000,000	2/27/23
Chief Operating Officer	—	178,125	356,250	534,375
Lizette B. Herraiz,	2/27/19				1,968	(a)	250,000	2/27/23
Senior Vice President &	—	155,625	311,250	466,875
General Counsel

(a)
These awards of restricted stock vest 100% on February 27, 2023, subject to satisfaction of certain performance criteria as discussed in "Equity-based Compensation." The closing price of the Company's common stock was $127.06 on the date of these awards.

Outstanding Equity Awards at Fiscal Year-End

        The following tables set forth outstanding option and stock awards of the Company's named executive officers as of December 31, 2019.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Not Exercisable (#)	Option Grant Date	Option Exercise Price ($)	Option Full Vesting Date	Option Expiration Date	Intrinsic Value of Stock Options at 12/31/19 ($)(a)
Robert S. Silberman,	—	—	—	—	—	—	—
Executive Chairman
J. Kevin Gilligan,	—	—	—	—	—	—	—
Executive Vice Chairman
Karl McDonnell,	—	—	—	—	—	—	—
Chief Executive Officer & Director
Daniel W. Jackson,	—	—	—	—	—	—	—
Executive Vice President & Chief Financial Officer
Andrew E. Watt,	—	1,316	2/22/16	51.96	2/22/20	2/22/26	140,733
Chief Operating Officer	—	2,296	2/27/17	87.66	2/27/21	2/27/27	163,567
Lizette B. Herraiz,	—	—	—	—	—	—	—
Senior Vice President & General Counsel

(a)
The closing price of the Company's common stock of $158.90 on December 31, 2019 was compared to the option exercise prices to determine the market value of these stock options at December 31, 2019.

 Outstanding Stock Awards Table at Fiscal Year-End

Name	Restricted Stock/ Restricted Stock Unit Award Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Stock at 12/31/19 That Have Not Vested ($)	Restricted Stock Vesting Date
Robert S. Silberman,	2/13/18	32,971	(a)	5,239,000	2/13/22
Executive Chairman	2/27/19	39,352	(b)	6,253,000	2/27/23
J. Kevin Gilligan,	11/5/19	304	(c)	48,000	4/28/22
Executive Vice Chairman
Karl McDonnell,	2/2/16	39,471	(d)	6,272,000	2/2/20
Chief Executive Officer &	2/14/17	18,369	(e)	2,919,000	2/14/21
Director	2/13/18	32,971	(a)	5,239,000	2/13/22
	2/27/19	39,352	(b)	6,253,000	2/27/23
Daniel W. Jackson,	2/2/16	9,868	(d)	1,568,000	2/2/20
Executive Vice President &	2/14/17	12,246	(e)	1,946,000	2/14/21
Chief Financial Officer	2/13/18	10,990	(a)	1,746,000	2/13/22
	2/27/19	7,871	(b)	1,251,000	2/27/23
Andrew E. Watt,	2/27/17	1,131	(f)	180,000	2/27/20
Chief Operating Officer	2/26/18	4,400	(g)	699,000	2/26/22
	2/27/19	7,871	(b)	1,251,000	2/27/23
Lizette B. Herraiz,	2/2/16	3,947	(d)	627,000	2/2/20
Senior Vice President &	2/14/17	1,225	(e)	195,000	2/14/21
General Counsel	2/13/18	10,990	(a)	1,746,000	2/13/22
	2/27/19	1,968	(b)	313,000	2/27/23

(a)
This award of restricted stock vests 100% on February 13, 2022, subject to the satisfaction of certain performance criteria. The Company's closing price of common stock was $90.99 on the grant date of these awards.

(b)
This award of restricted stock vests 100% on February 27, 2023, subject to the satisfaction of certain performance criteria. The Company's closing price of common stock was $127.06 on the grant date of these awards.

(c)
This award of restricted stock was made in connection with Mr. Gilligan's election to serve as a non-employee member of the Board of Directors, with one-third vesting on November 5, 2020, one-third vesting on the date of the 2021 Annual Meeting of Stockholders, and one-third vesting on the date of the 2022 Annual Meeting of Stockholders. The Company's closing price of common stock was $123.39 on the grant date of this award.

(d)
These awards of restricted stock vested 100% on February 2, 2020, subject to the satisfaction of certain performance criteria. The Company's closing price of common stock was $50.67 on the grant date of these awards.

(e)
These awards of restricted stock vest 100% on February 14, 2021, subject to the satisfaction of certain performance criteria. The Company's closing price of common stock was $81.66 on the grant date of these awards.

(f)
This award of restricted stock units vested 100% on February 27, 2020. The award's value was $117.84 per share based on the merger exchange ratio.

(g)
This award of restricted stock units vests 100% on February 26, 2022. The award's value is $117.84 per share based on the merger exchange ratio.

Options Exercised and Restricted Stock Vested

        The following table sets forth the number of options exercised and the shares of restricted stock that vested during the fiscal year ended December 31, 2019 for each of the named executive officers and the value realized upon the vesting of such shares.

	Options Exercised		Restricted Stock Vested
Name	Number of Shares Acquired On Exercise (#)	Realized Value On Exercise ($)	Number of Shares Acquired On Vesting (#)		Realized Value On Vesting ($)
Robert S. Silberman,	—	—	200,000	(a)	31,780,000
Executive Chairman			50,000	(b)	7,945,000
J. Kevin Gilligan,	124,264	10,087,472	13,629		1,729,793
Executive Vice Chairman			8,689	(c)	1,380,682
Karl McDonnell,	—	—	40,867		6,735,699
Chief Executive Officer & Director
Daniel W. Jackson,	—	—	7,128		1,030,780
Executive Vice President & Chief Financial Officer
Andrew E. Watt,	5,841	369,343	1,210		153,573
Chief Operating Officer
Lizette B. Herraiz,	—	—	2,851		412,283
Senior Vice President & General Counsel

(a)
This award of restricted stock units vested 100% on March 4, 2019. Originally awarded as restricted stock, the award was converted to restricted stock units in 2013. In connection with his appointment as Executive Chairman, the Company modified the performance criteria of these restricted stock units to focus on academic accreditation and regulatory compliance. The shares were settled on February 27, 2020, the effective date of action taken by the Board of Directors to terminate deferred compensation arrangements.

(b)
This award of restricted stock units vested 100% on March 4, 2019. The shares were settled on February 27, 2020, the effective date of action taken by the Board of Directors to terminate deferred compensation arrangements.

(c)
This award of restricted stock units vested 100% on August 26, 2019 following Mr. Gilligan's resignation as an executive officer. The shares were delivered on February 27, 2020, due to Mr. Gilligan's status as a specified employee.

Nonqualified Deferred Compensation

        The following table sets forth information concerning certain restricted stock unit awards that vested in 2019, but were not delivered until 2020.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(a) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert S. Silberman,	—	—	—	—	39,725,000	(b)
Executive Chairman
J. Kevin Gilligan,	—	—	18,247	—	1,380,682	(c)
Vice Chairman
Karl McDonnell,	—	—	—	—	—
Chief Executive Officer & Director
Daniel W. Jackson,	—	—	—	—	—
Executive Vice President & Chief Financial Officer
Andrew E. Watt,	—	—	—	—	—
Chief Operating Officer
Lizette B. Herraiz,	—	—	—	—	—
Senior Vice President & General Counsel

(a)
Consists of unrealized dividends on restricted stock units that vested in 2019 but were not settled until February 27, 2020.

(b)
Includes the value, based on the closing price of the Company's common stock on December 31, 2019, of restricted stock units relating to 250,000 shares of common stock that vested March 4, 2019 but were not settled until February 27, 2020, the effective date of action taken by the Board of Directors to terminate deferred compensation arrangements. The grant date fair value of these awards was reported in the "Stock Awards" column of the Summary Compensation Table in the fiscal years granted. See "Identification and Analysis of 2019 Compensation Programs—Deferred Compensation Arrangements" elsewhere in this proxy statement.

(c)
Includes the value, based on the closing price of the Company's common stock on December 31, 2019, of restricted stock units relating to 8,689 shares of common stock that vested August 26, 2019 but were not settled until February 27, 2020.

Potential Payments upon Termination or Change in Control

  Legacy Strayer Employees

        In 2019, Mr. Silberman and Mr. McDonnell were the only named executive officers with employment contracts, and both agreements provide for a double-trigger change of control termination clause. In the event that Mr. Silberman is terminated by the Company without cause, he is entitled to receive a lump sum payment of three years' salary, which would currently total approximately $2.2 million, and all restricted stock units and options previously granted to him shall immediately vest. If Mr. Silberman is terminated without cause within six months of a change of control, or there occurs a material reduction in his authority, function, duties, or responsibilities which causes his resignation within six months of a change of control, Mr. Silberman is entitled to receive a lump sum payment of three times his annual base salary plus three times his latest previous annual non-equity incentive compensation award actually paid. (A change of control is defined in the contract as the acquisition of more than 50% of the voting stock of the Company or the acquisition of combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, completion of a merger or other business combination resulting in a change in control of more than 50% of the voting stock of the Company, election of a substantially different Board of Directors or approval by stockholders of a complete liquidation or dissolution of the Company.) Consistent with the agreement with Mr. Silberman in effect since 2001, Mr. Silberman is entitled to three years of medical benefits following a termination without cause (estimated cost of $45,000). Mr. Silberman is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments. The agreement also contains covenants restricting Mr. Silberman from competing with the Company for six years after his termination of employment and requiring Mr. Silberman to keep confidential the Company's proprietary information.

        In the event that Mr. McDonnell is terminated by the Company without cause, he is entitled to receive a lump sum payment of three years' salary (which would currently total approximately $2.5 million), up to three years' medical benefits, and all restricted stock awards shall immediately vest. If Mr. McDonnell is terminated without cause within six months of a change in control, or there occurs a material reduction in his authority, function, duties, or responsibilities which causes his resignation within six months of a change in control, Mr. McDonnell is entitled to the same payments and benefits as in any other termination without cause, plus three times his latest previous annual non-equity incentive compensation award actually paid. (A change in control is defined in the same manner as in Mr. Silberman's employment agreement.) Mr. McDonnell is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments. The agreement also contains covenants restricting Mr. McDonnell from competing with the Company for six years after his termination of employment and requiring Mr. McDonnell to keep confidential the Company's proprietary information.

        All Strayer stock options and restricted stock awards made in 2013 and thereafter contain a double-trigger change in control vesting clause. That is, the options and awards vest in connection with a change in control only if such change in control results in (1) termination of employment by the Company without cause within six months of the effective date of the change in control; or (2) the occurrence of a material reduction in the officers' authority, functions, duties, or responsibilities which causes the executives' resignation from the Company within six months of the effective date of the change in control.

  Legacy Capella Employees

        Capella Education Company's Senior Executive Severance Plan provides pay and other benefits to certain eligible employees, including executive officers. As part of the merger, Strategic Education agreed to continue benefits under that plan for legacy Capella employees who stayed on with the combined company, including Mr. Gilligan. Upon his resignation as an executive on August 1, 2019, Mr. Gilligan received cash severance pay equal to the sum of 24 months of base salary and two times his target bonus for the year of the resignation, outplacement assistance for up to 12 months, and subsidized continuation coverage under Capella's health, dental and life insurance benefit plans for up to 18 months. In addition, all of Mr. Gilligan's unvested equity awards vested.

        The value attributable to the accelerated vesting of stock-based awards resulting from a termination in connection with a change in control is set forth below, assuming the change of control occurred on December 31, 2019, when the closing price of the Company's common stock was $158.90.

Name	Value Realized Upon Vesting Due to Change in Control with Termination ($)
Robert S. Silberman	51,217,000
Karl McDonnell	20,683,000
Daniel W. Jackson	6,511,000
Andrew E. Watt	2,435,000
Lizette B. Herraiz	2,881,000

Securities Authorized for Issuance Under Equity Compensation Plans

        Set forth in the table below is information pertaining to securities authorized for issuance under the Company's equity compensation plans as of December 31, 2019. There are options and restricted stock units but no warrants existing under these plans.

Equity Compensation Plan Information
as of December 31, 2019

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans previously approved by security holders
2018 Equity Compensation Plan which replaced the 2015 Equity Compensation Plan	—	$—	770,554
2015 Equity Compensation Plan which replaced the 2011 Equity Compensation Plan as amended	50,000	$—	—
2011 Equity Compensation Plan which replaced the 1996 Stock Option Plan as amended	200,000	$—	—
Equity compensation plans not previously approved by security holders(2)
Capella Education Company 2014 Equity Incentive Plan	90,386	$63.79	1,109,711
Capella Education Company 2005 Stock Incentive Plan	3,331	$59.64	—

Total	343,717	$63.49	1,880,265

(1)
The weighted average exercise price does not reflect shares that will be issued upon the vesting of outstanding restricted stock units.

(2)
In connection with the merger of the Company with Capella Education Company on August 1, 2018 (the "Merger"), the Capella Education Company 2014 Equity Incentive Plan and the Capella Education Company 2005 Stock Incentive Plan (collectively, the "Equity Plans") were assumed by the Company. Under the Equity Plans, shares of the Company's common stock may be issued upon the exercise or settlement of equity awards that were granted prior to the closing of the Merger or pursuant to awards granted after the closing of the Merger to legacy Capella Education Company employees under the Capella Education Company 2014 Equity Incentive Plan.

COMPENSATION COMMITTEE REPORT

        The Company has established a standing Compensation Committee. During fiscal year 2019 since April 30, 2019, the Compensation Committee was composed of Ms. Brogley (Chair), and Messrs. Milano and Waite. Prior to April 30, 2019, the Compensation Committee was comprised of Messrs. Wargo (Chair) and Milano, and Ms. Brogley.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management and, based on the review and discussion, the Committee recommended to the Board to include this information in the Company's Annual Report on Form 10-K and proxy statement.

Compensation Committee:
Rita D. Brogley, Chair
Todd A. Milano
G. Thomas Waite, III

 AUDIT COMMITTEE REPORT

        The Audit Committee of the Strategic Education, Inc. (the "Company") Board of Directors is composed of three directors, Messrs. Waite (Chair), Dallas, and Fick, all of whom are independent, as independence is defined under the NASDAQ Listing Standards and Rule 10A-3(b)(1) of the 1934 Act. The Audit Committee operates under a written charter first adopted in 2001, which is currently reviewed annually and which has periodically been subsequently revised by the Committee to reflect regulatory developments.

        The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.

        The independent auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

        In connection with this responsibility, during 2019 the Audit Committee met and held discussions with management five times together with the independent registered public accounting firm. The Audit Committee reviewed and discussed the audited financial statements with management. At least quarterly, as a matter of practice, the Audit Committee, in addition to the agenda with all present, meets separately with management, internal audit, and PricewaterhouseCoopers LLP, and in executive session of itself. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and, independently with PricewaterhouseCoopers LLP. The Committee also discussed with

PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

        During the year 2019, management conducted the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and PricewaterhouseCoopers LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company's internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC, as well as PricewaterhouseCoopers LLP's Report of Independent Registered Public Accounting Firm (included in the Company's Annual Report on Form 10-K). This report of PricewaterhouseCoopers LLP related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company's efforts related to its internal control over financial reporting.

        The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning the independence of PricewaterhouseCoopers LLP and has discussed with PricewaterhouseCoopers LLP its independence. PricewaterhouseCoopers LLP advised the Committee that there were no disagreements with management regarding the preparation of the Company's financial statements or the conduct of the annual audit.

        Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year 2019 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC, and that PricewaterhouseCoopers LLP be retained as the Company's independent registered public accounting firm for the fiscal year 2020.

Audit Committee:
G. Thomas Waite, III, Chair
H. James Dallas
Nathaniel C. Fick

  Certain Transactions with Related Parties

        The Company had no transactions with related parties during the fiscal year ended December 31, 2019 that would need to be disclosed pursuant to Item 404 of Regulation S-K. The Company prohibits conflict of interest activities, which includes within that definition related party transactions, by any director or officer, or persons related thereto, unless specifically approved in advance and in writing by the General Counsel, CEO, and Audit Committee of the Board of Directors after full disclosure of all aspects of the activity. A conflict of interest is defined generally to include situations where a person (i) has a private interest that materially conflicts or interferes with the interests of the Company, (ii) has a material personal interest that will impair the person's ability to perform his or her work objectively and effectively, or (iii) derives a material personal benefit as a result of the person performing services for the Company. Among the other circumstances that may be considered conflicts of interest, any engagement in a personal business transaction involving the Company for profit or gain will be considered a conflict of interest requiring advance approval under the Code of Business

Conduct. The Company's policy prohibiting conflict of interest activities is further described in the Code of Business Conduct.

  CEO Pay Ratio

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Karl McDonnell, our Chief Executive Officer (our "CEO").

        For 2019, our last completed fiscal year:

  •
  the annual total compensation of our median employee (other than our CEO) was $59,351, including the estimated value of such employee's health and welfare benefits; and

  •
  the annual total compensation of our CEO was $7,436,578, including the estimated value of his health and welfare benefits.

        Based on this information, for 2019 the ratio of the annual total compensation of Mr. McDonnell, our CEO, to the annual total compensation of our median employee was 125 to 1, which was determined as follows:

  1.
  We determined that, as of December 31, 2019, our employee population consisted of approximately 4,900 individuals, all located in the United States. This population consisted of our full-time faculty, full-time non-faculty staff, part-time and adjunct faculty at Capella University, and Federal Work Study employees at Capella University.

  a.
  Our employee population increased by nearly double subsequent to the merger between Strayer Education, Inc. and Capella Education Company. For the purposes of our 2018 disclosure, we excluded legacy Capella employees in accordance with the SEC's disclosure rules because the merger did not close until August 1, 2018.

  b.
  We did not include adjunct (and there are no part-time) faculty at Strayer University, because no such adjunct faculty were employed with us on December 31, 2019. Adjunct faculty at Strayer University provide services for a limited period of time during academic quarters, and no adjunct faculty were under contract on December 31, 2019.

  2.
  To identify the "median employee" from our employee population, we compared the total compensation of our employees during 2019 as reflected in our payroll records.

  a.
  In making this determination, we annualized the compensation of approximately 950 employees who were hired in 2019 but did not work for us for the entire fiscal year.

  3.
  We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the "median employee".

  4.
  Once we identified our median employee, we combined all of the elements of such employee's compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, plus the estimated value of the median employee's health and welfare benefits ($7,772), resulting in annual total compensation of $59,351.

  5.
  With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of the "Summary Compensation Table," set forth above, plus the estimated value of the CEO's health and welfare benefits ($19,553).

        Supplemental Ratio.    As noted above, we did not include adjunct faculty at Strayer University in determining our median employee because no such adjunct faculty were employed with us on December 31, 2019. We believe it is appropriate to present a supplemental calculation using the same methodology as above except that it also excludes Capella University adjunct and part-time faculty, as well as Federal Work Study employees. Capella University adjunct and part-time faculty, and Federal Work Study employees, provide services for a limited period of time during academic quarters, but contracts are structured such that they were technically employed on December 31, 2019. Excluding Capella adjunct and part-time faculty, as well as Federal Work Study employees, our total employee population was 3,500, and the annual total compensation of our median employee (other than our CEO) was $67,211, including the estimated value of such employee's health and welfare benefits, resulting in a pay ratio calculation of 111 to 1.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. PricewaterhouseCoopers LLP has acted as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2019. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions. Although stockholder ratification of the appointment of auditors is not required as a technical matter, the appointment of PricewaterhouseCoopers LLP is being submitted for ratification as a matter of good corporate practice in order that the Audit Committee may take into consideration the views of stockholders on this matter. The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the votes cast at the Annual Meeting.

        The Board of Directors recommends a vote for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.

  Principal Accounting Fees and Services

        Set forth below are the services rendered and related fees billed by PricewaterhouseCoopers LLP for 2018 and 2019:

	2018	2019
Audit fees(1)	$2,385,000	$2,050,000
Audit-related fees(2)	200,000	167,540
Tax fees(3)	143,808	261,089
All other fees(4)	2,727	900

Total fees	$2,731,535	$2,479,529

(1)
Audit fees include fees for the annual audit of the consolidated financial statements, quarterly reviews of our interim financial statements, SEC registration statements, and other filings.

(2)
Audit-related fees consisted of due diligence services.

(3)
Tax fees relate to professional services for tax compliance, advice, and planning services.

(4)
All other fees consisted of non-audit and accounting research services.

        It is the Audit Committee's policy to pre-approve all audit and non-audit related services provided by the Company's independent registered public accounting firm. All of the services described above were pre-approved by the Company's Audit Committee.

PROPOSAL 3

Advisory Vote on the Compensation of the Named Executive Officers

        This proposal, commonly known as a "Say on Pay" proposal, allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year's annual compensation to the named executive officers. Stockholders vote, on an advisory basis, to approve, reject or abstain from the compensation of our named executive officers. This vote does not address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed in this proxy statement.

        As discussed in the Compensation Discussion and Analysis section of this proxy statement, the objectives of our compensation program are, among other things:

  •
  To ensure compliance with applicable regulatory, legal and ethical business standards,

  •
  To attract and retain highly qualified and productive individuals,

  •
  To reward superior contribution to the long term performance of the Company,

  •
  To encourage officers and directors to think like owners and align their interests accordingly.

        Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to align the Company's executive compensation with the best interests of the Company and its stockholders.

        The affirmative vote of a majority of votes cast at the Annual Meeting is required for approval of this proposal. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

          RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

        Although the final vote is advisory in nature and therefore is not binding on us, does not affect past executive compensation, and creates no additional fiduciary obligations, the Board and Compensation Committee intend to consider carefully the voting results of this proposal when making future compensation decisions for our named executive officers.

        The Board of Directors believes that our compensation program achieves our objectives outlined above, and therefore recommends a vote "for" this proposal.

 Stockholder Proposals

        All stockholder proposals intended to be considered for inclusion in the Company's proxy materials for the 2021 Annual Meeting of Stockholders must be received by the Company no later than November 16, 2020 and must comply with all applicable SEC and other rules.

        Under the Company's Bylaws, if a stockholder wishes to present an item of proper business at the 2021 Annual Meeting of Stockholders (other than a proposal submitted for inclusion in the Company's proxy statement pursuant to SEC rules), the stockholder must give advance written notice to the Company's Secretary at 2303 Dulles Station Blvd., Herndon, Virginia 20171, not less than 90 days nor more than 120 days before the first anniversary of the date of this proxy statement. As a result, any notice given by a stockholder pursuant to these provisions in our Bylaws must be received no earlier than November 16, 2020 and no later than December 16, 2020. Such notice must include all of the information required by the Company's Bylaws.

Internet Availability of Annual Meeting Materials

        Under SEC rules, the Company has elected to make proxy materials for the Annual Meeting available to stockholders over the Internet rather than mailing paper copies of those materials to each stockholder. On March 16, 2020, we mailed a notice of internet availability of proxy materials directing stockholders to a website where they can access the proxy statement and annual report and view instructions on how to vote their shares via the Internet or by phone. If you received the notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the notice to request that a paper copy be mailed to you.

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker.

        You may also request an additional proxy statement and annual report by sending a written request to:

Strategic Education, Inc.
Attn: Lizette B. Herraiz
General Counsel & Secretary of the Board
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600

        Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request "householding" of their communications should contact their brokers.

Other Matters

        The Company knows of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

STRATEGIC EDUCATION, INC. REVOCABLE PROXY ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2020 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder hereby appoints Robert S. Silberman, Lizette B. Herraiz, and Daniel W. Jackson and any of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote for the undersigned at the Annual Meeting of Stockholders of the Company to be held on April 28, 2020 at 8:00 a.m. (ET) at 2303 Dulles Station Blvd., Herndon, VA 20171, and at any adjournments thereof, in respect of all shares of the Common Stock of the Company which the undersigned may be entitled to vote, on the matters as shown on the other side: PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE. (Continued and to be marked, dated and signed on other side) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 28, 2020. Our 2020 Proxy Statement and our 2019 Annual Report to Stockholders are available at: http://www.viewproxy.com/strategiceducation/2020

Please mark your votes like this  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, AND “FOR” PROPOSALS 2 AND 3. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES ON PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. 1. Election of Directors FORAGAINST ABSTAIN FOR AGAINST ABSTAIN FORAGAINST ABSTAIN 01 Robert S. Silberman         05 Rita D. Brogley 09 Karl McDonnell  06 Dr. John T. Casteen, III  10 G. Thomas Waite, III  02 J. Kevin Gilligan 03 Robert R. Grusky    07 H. James Dallas 08 Nathaniel C. Fick 04 Dr. Charlotte F. Beason  3. To approve, on an advisory basis, the compensation of the named executive officers. 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s Independent registered public accounting firm for the fiscal year ending December 31, 2020. FORAGAINSTABSTAIN FORAGAINSTABSTAIN This section must be completed for your vote to be counted. – Date and Sign Below. Date Signature Signature (Joint Owners) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.)  Please indicate if you plan to attend this meeting  CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. VIEW MATERIALS & VOTE w PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/STRA Have your proxy card available when you access the above website. Follow the prompts to vote your shares. CONTROL NUMBER SCAN TO

QuickLinks

FINANCIAL SUMMARY
Voting Information
PROPOSAL 1 Election of Directors
Nominees for Directors
Director Compensation Table
Outstanding Stock Awards Table
Committee Memberships
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION OBJECTIVES
Outstanding Stock Awards Table at Fiscal Year-End
Equity Compensation Plan Information as of December 31, 2019
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
PROPOSAL 2 Ratification of Appointment of Independent Registered Public Accounting Firm
PROPOSAL 3 Advisory Vote on the Compensation of the Named Executive Officers
Stockholder Proposals
Other Matters